UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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Asbury Automotive Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Asbury Automotive Group, Inc.
2905 Premiere Parkway NW, Suite 300
Duluth, Georgia 30097
(770) 418-8200

March 12, 2021

Dear Stockholders,
On behalf of the Board of Directors and management of Asbury Automotive Group, Inc., we cordially invite you to attend our 2021 Annual Meeting of Stockholders.
The Board of Directors is committed to the safety of our stockholders, community and employees. As a result, due to public health concerns arising from the spread of the novel coronavirus (COVID-19), the Company has decided to hold the 2021 Annual Meeting of Stockholders virtually via the Internet. Details on how to participate are included in the notice of meeting and the proxy statement, which accompany this letter.
As you know, an important aspect of the annual meeting process is the vote by stockholders on corporate business. The matters to be voted on are described in the notice of meeting and the proxy statement. We value your vote and urge you to exercise your rights as a stockholder to vote. Whether or not you plan to attend the meeting, please read the enclosed proxy statement and complete, sign and date the enclosed proxy and return it as promptly as possible in the accompanying postage paid envelope or vote by telephone or the Internet. This will ensure that your shares are represented at the meeting.
Sincerely,
David W. Hult
President, Chief Executive Officer and Director

 YOUR VOTE IS IMPORTANT

Asbury Automotive Group, Inc.
2905 Premiere Parkway NW, Suite 300
Duluth, Georgia 30097

NOTICE OF THE 2021 ANNUAL MEETING OF STOCKHOLDERS
AND IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
APRIL 20, 2021
To Our Stockholders:
The 2021 Annual Meeting of Stockholders of Asbury Automotive Group, Inc. (the “2021 Annual Meeting”) will be held virtually via the Internet at www.virtualshareholdermeeting.com/ABG2021 on April 20, 2021, at 8:00 a.m., Eastern Time, for the purpose of considering and acting upon the following proposals:

Proposal 1:	election of nine director nominees to hold office until the 2022 Annual Meeting of Stockholders and until their successors are duly elected and qualified;
Proposal 2:	approval, on an advisory basis, of the compensation of our named executive officers;
Proposal 3:	ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021; and
Proposal 4:	any other matters that may properly come before the 2021 Annual Meeting or any adjournments or postponements of the 2021 Annual Meeting.
Only stockholders of record, as of 5:00 p.m., Eastern Time, on March 1, 2021, are entitled to notice of, to attend, and to vote at, the 2021 Annual Meeting and any adjournments or postponements of the 2021 Annual Meeting. A list of these stockholders will be available during the ten day period immediately prior to the 2021 Annual Meeting. To access the list during this time, please email your request and proof of ownership to ir@asburyauto.com. Participation in the 2021 Annual Meeting is limited to stockholders of record as of March 1, 2021 and guests will not be permitted to attend.
Attendance at the 2021 Annual Meeting:
Stockholders of record may attend the 2021 Annual Meeting, as well as vote during the meeting, by visiting www.virtualshareholdermeeting.com/ABG2021 and entering the control number included in your Notice, on your proxy card or on the instructions that accompanied your proxy materials.
Your vote is important. Please vote as promptly as possible using any of the following methods:

Internet:	Visit www.ProxyVote.com. You will need the control number included in your proxy card, voter instruction form or notice.
Phone:	Call 1-800-690-6903 or the number on your voter instruction form. You will need the control number included in your proxy card, voter instruction form or notice.
Mail:	Send your completed and signed proxy card or voter instruction form to the address on your proxy card or voter instruction form.
At the Meeting:
Visit www.virtualshareholdermeeting.com/ABG2021. You will need the control number included in your proxy card, voter instruction form or notice. Any proxy you give will not be used if you thereafter choose to attend and vote virtually at the 2021 Annual Meeting.

This proxy statement and the Company’s 2020 Annual Report on Form 10-K are available on the Internet at www.proxyvote.com.
BY ORDER OF THE BOARD OF DIRECTORS,
George A. Villasana
Senior Vice President, General Counsel & Secretary

Asbury Automotive Group, Inc.
2905 Premiere Parkway NW, Suite 300
Duluth, Georgia 30097

PROXY STATEMENT
This proxy statement is furnished in connection with the solicitation of proxies by Asbury Automotive Group, Inc. (“Asbury”, the “Company”, “we”, “us” or “our”) on behalf of the Board of Directors (the “Board”) for the 2021 Annual Meeting of Stockholders (the "2021 Annual Meeting"), including all adjournments or postponements of the 2021 Annual Meeting. The accompanying Notice of the 2021 Annual Meeting and Important Notice Regarding the Availability of Proxy Materials for the 2021 Annual Meeting to be held on April 20, 2021, virtually via the Internet at www.virtualshareholdermeeting.com/ABG2021, this proxy statement and proxy card are first being mailed to stockholders, and made available on the Internet, on or about March 12, 2021. A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 is included with these materials.
INFORMATION ABOUT THE MEETING
What is the purpose of the 2021 Annual Meeting?
At the 2021 Annual Meeting, stockholders will be asked to consider and vote on the following proposals:

Proposal	Matter	Board Vote Recommendations
1	Election of Directors	FOR EACH NOMINEE
2	Approval, on an advisory basis, of the 2020 compensation of our named executive officers	FOR
3	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021	FOR
We will also transact any other business that may properly come before the 2021 Annual Meeting. Representatives from our independent registered public accounting firm, Ernst & Young LLP, are expected to be present at the meeting to make a statement if they so desire and to respond to appropriate questions from stockholders.
Who is entitled to vote?
The record date for the 2021 Annual Meeting is March 1, 2021 (the "Record Date"). Only stockholders of record as of 5:00 p.m., Eastern Time, on the Record Date are entitled to notice of, and to vote at, the 2021 Annual Meeting. Attendance at the 2021 Annual Meeting will be limited to stockholders of record, their proxies, and beneficial owners having evidence of ownership on the Record Date. Guests will not be able to attend the virtual 2021 Annual Meeting.
Our sole outstanding class of capital stock is our common stock, par value $0.01 per share. Except as otherwise required by law, or as described in this proxy statement, each holder of our common stock is entitled to one vote per share with respect to each director nominee and on each other matter submitted at the 2021 Annual Meeting. As of the Record Date, there were 19,328,512 shares of our common stock issued and outstanding and entitled to vote on each matter to be voted upon at the 2021 Annual Meeting, which number includes 44,481 shares of unvested restricted stock entitled to voting rights and that are held by our employees.
How many shares must be present to hold the 2021 Annual Meeting?
A quorum must be present at the 2021 Annual Meeting for any business to be conducted. The presence at the 2021 Annual Meeting, in person or by proxy, of at least 9,664,257 shares, which represents a majority of the shares of common stock outstanding on the Record Date, will constitute a quorum. Proxies received but marked as abstentions or broker non-votes will be counted for the purpose of determining the presence of a quorum.
What if a quorum is not present at the 2021 Annual Meeting?
If a quorum is not present at the scheduled time of the 2021 Annual Meeting, the chairman of the 2021 Annual Meeting may adjourn or postpone the 2021 Annual Meeting until a quorum is present. The time and place of the adjourned or postponed 2021 Annual Meeting will be announced at the time the adjournment or postponement is taken, and, unless such adjournment or postponement is for more than 30 days, no other notice will be given. An adjournment or postponement will have no effect on the business that may be conducted at the 2021 Annual Meeting.

How do I vote?

*
You may vote by mail. If you properly complete and sign the accompanying proxy card or voter instruction form and return it in the enclosed envelope, your shares will be voted in accordance with your instructions. The enclosed

(
You may vote by telephone. If you are a stockholder of record (your shares are registered directly in your name with our transfer agent), you may vote by telephone at 1-800-690-6903. If your shares are held in “street name” by a bank, broker or other nominee, you may also be able to vote by phone. Please check the voting form provided by your bank, broker or other nominee to see if it offers this option.

:
You may vote by Internet. Stockholders of record may vote via the Internet at www.proxyvote.com by following the voting instructions on the proxy card. If your shares are held in “street name” by a bank, broker or other nominee, you may also be able to vote by Internet. Please check the voting form provided by your bank, broker or other nominee to see if it offers this option.

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You may vote virtually at the 2021 Annual Meeting. Stockholders of record may access the virtual 2021 Annual Meeting at www.virtualshareholdermeeting.com/ABG2021. You will be required to enter your control number included on your proxy card, voter instruction form or notice.

Will I be able to ask questions at the 2021 Annual Meeting?
We have designed the format of the annual meeting to ensure that our stockholders are afforded the same rights and opportunities to participate as they would at an in-person meeting. Stockholders attending the 2021 Annual Meeting will be able to submit questions at www.virtualshareholdermeeting.com/ABG2021 beginning at 7:45 a.m., Eastern Time, on April 20, 2021. As part of the 2021 Annual Meeting, we will hold a live Q&A session during which we intend to answer questions submitted during the meeting that are pertinent to the Company and meeting matters, as time permits.
Online access to the live audio webcast will open at 7:45 a.m., Eastern Time, on April 20, 2021, to allow time for you to log in and test your device’s audio system. We encourage you to access the meeting in advance of the start time. If you encounter any difficulties accessing the 2021 Annual Meeting during the log in or meeting time, please call the support team at (Toll-free U.S.) 1-844-986-0822 or (International) 1-303-562-9302.
Can I change my vote after I submit my proxy?
Yes, you may revoke your proxy and change your vote at any time before the polls close at the 2021 Annual Meeting by:
–signing and properly submitting another proxy with a later date;
–voting by telephone or the Internet;
–giving written notice of the revocation of your proxy, which must be received by our Secretary at our corporate headquarters prior to the 2021 Annual Meeting; or
–voting virtually at the 2021 Annual Meeting.
What if I return an executed proxy but do not specify how my shares are to be voted?
If you properly execute and return your proxy but do not indicate any voting instructions with respect to one or more matters to be voted upon at the 2021 Annual Meeting, or if your voting instructions are unclear, your shares will be voted in accordance with the recommendation of the Board as to all such matters.
What are abstentions, broker non-votes and withheld votes, and how are they treated?
A share voted "abstain" with respect to any proposal is considered present and entitled to vote with respect to that proposal and will be included for purposes of calculating the presence of a quorum at the 2021 Annual Meeting. You may abstain from voting on any proposal to be voted on at the 2021 Annual Meeting other than the election of directors, which by virtue of the vote required to approve such proposal, does not provide for abstentions under applicable law.
A broker non-vote with respect to a proposal occurs when shares are held by a bank, broker or other nominee in "street name", and the bank, broker or other nominee does not receive voting instructions from the beneficial owner of these shares as to how to vote such shares, and the bank, broker or other nominee does not have the authority to exercise discretion to vote on such proposal. Banks, brokers and other nominees are only able to, but are not required to, exercise discretionary voting authority on routine matters. The proposal related to the ratification of our independent registered public accounting firm (Proposal 3) is the only item on the agenda for the 2021 Annual Meeting that is considered a routine matter. If a bank, broker or other nominee does not receive specific voting instructions with respect to one or more non-routine matters, such nominee may not cast a vote on the proposal, resulting in a broker non-vote. Broker non-votes will be included for purposes of calculating the presence of a quorum at the 2021 Annual Meeting.

With respect to the election of directors (Proposal 1), our directors are elected by a plurality of the votes cast, but are subject to our director voting policy set forth in our Corporate Governance Guidelines. If you vote "withhold" with respect to the election of one or more nominees, your shares will not be voted with respect to those nominees. "Withheld" votes will be counted for purposes of determining whether there is a quorum and will have a similar effect as a vote "against" that director nominee under our director voting policy.
What vote is required to approve each proposal at the 2021 Annual Meeting?
The table below describes the vote required for approval of each matter to be brought before the 2021 Annual Meeting, as well as the treatment of abstentions, broker non-votes and withheld votes.

Proposal	Vote Required	Treatment of Abstentions	Treatment of Broker Non-Votes	Treatment of Withhold Votes
Election of Directors	Each nominee must receive the affirmative vote of a plurality of the votes cast*	Not Applicable	No Effect	Against
Advisory Approval of Executive Compensation	The affirmative vote of the holders of a majority of the voting power of shares present in person or represented by proxy and entitled to vote	Against	No Effect	Not Applicable
Ratification of Independent Registered Public Accounting Firm	The affirmative vote of the holders of a majority of the voting power of shares present in person or represented by proxy and entitled to vote	Against	No Effect	Not Applicable
*While directors are elected by a plurality of votes cast, our Corporate Governance Guidelines include a director voting policy. This policy provides that in an uncontested election, any nominee for director who is a current director and who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election shall tender his or her resignation as a director to the Board promptly following the certification of the election results. The Governance & Nominating Committee will consider each resignation tendered and recommend to the Board whether to accept or reject it. The Board will act on each tendered resignation within 90 days following the certification of the election results.
Only votes “for” or “withheld” are counted in determining whether a plurality has been cast in favor of a director nominee. If you vote “Withhold” with respect to the election of one or more nominees, your shares will not be voted with respect to those nominees. For a “withheld” vote, your shares will be counted for purposes of determining whether there is a quorum and will have a similar effect as a vote “against” that director nominee under our director voting policy. Broker non-votes will not be deemed to be votes “for” or “against” a director nominee.
Will any other business be conducted at the 2021 Annual Meeting?
The Board is aware of no other business that will be presented at the 2021 Annual Meeting. If any other business properly comes before the stockholders for a vote at the 2021 Annual Meeting, the proxy holders will vote the shares for which they have been granted a proxy as recommended by our Board, or if no recommendation is given, in accordance with their own discretion.
Who pays for the costs of soliciting proxies?
We will pay the cost of soliciting proxies, including the expenses of preparing, printing and mailing the proxy materials to stockholders. We have retained Innisfree M&A to aid in the broker search and the solicitation of proxies, for a fee of approximately $15,000, plus reasonable out-of-pocket expenses and disbursements. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of our common stock. Our directors, officers and other employees may also solicit proxies without additional compensation. This solicitation may be in person or by telephone, email or other electronic communication methods.

SECURITIES OWNED BY MANAGEMENT & CERTAIN BENEFICIAL OWNERS
The following table sets forth certain information with respect to the beneficial ownership of shares of the Company’s common stock by (i) each of our directors, (ii) each of our named executive officers, and (iii) our directors and executive officers as a group. In addition, the table sets forth information about all other persons known to the Company to be the beneficial owner of more than five percent of the Company’s common stock.
Except as set forth below, the following information is given as of the Record Date. In the case of percentage ownership, the information is based on 19,328,512 shares of the Company’s common stock being outstanding as of the Record Date, which number includes 44,481 shares of unvested restricted stock that have voting rights and are held by the Company’s employees. Shares issuable upon the vesting of performance share units and restricted share units within 60 days after the Record Date are deemed to be outstanding for the purpose of computing the beneficial ownership and overall voting power of each person deemed to beneficially own such securities, but are not deemed to be outstanding for the purpose of computing the voting power of any other person.

Name of Beneficial Owner	Shares Beneficially Owned(†)
	Number	%
Principal Stockholders
BlackRock, Inc.(1)	3,062,866	15.85%
The Vanguard Group(2)	1,996,844	10.33%
Abrams Capital Management, LP(3)	2,118,216	10.96%
Neuberger Berman Group LLC(4)	1,645,372	8.51%
Current Directors, Including Director Nominees
Joel Alsfine	7,695	*
Thomas C. DeLoach, Jr.	18,034	*
William D. Fay	664	*
David W. Hult(5)	49,680	*
Juanita T. James	6,663	*
Philip F. Maritz	10,429	*
Maureen F. Morrison	3,545	*
Thomas J. Reddin	8,375	*
Bridget Ryan-Berman	4,936	*
Named Executive Officers Who Are Not Directors
Patrick J. Guido(6)	—	*
Daniel Clara(7)	16,889	*
Jed Milstein(8)	9,282	*
William F. Stax(9)	2,237	*
George A. Villasana(10)	14,891	*
Current Directors & Executive Officers
As a group (14 persons)(11)	153,320	*

(†)The number of shares beneficially owned is determined under rules promulgated by the Securities and Exchange Commission (the “SEC”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after the Record Date. Inclusion in the table of such shares, however, does not constitute an admission that the director, director-nominee, named executive officer or other executive officer is a direct or indirect beneficial owner of such shares. Except as otherwise indicated, the persons listed in the table have sole voting and investment power with respect to the securities included in the table.
(*)Denotes less than 1% of the Company’s common stock.
(1)Based on a Schedule 13G filed with the SEC on January 25, 2021. BlackRock, Inc. has sole voting power with respect to 3,014,463 shares and sole dispositive power with respect to 3,062,866 shares. The business address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
(2)Based on a Schedule 13G/A filed with the SEC on February 10, 2021. The Vanguard Group ("Vanguard") has sole voting power with respect to zero shares, sole dispositive power with respect to 1,951,442 shares, shared voting power with respective to 29,812 shares and shared dispositive power with respect to 45,402 shares. The business address of Vanguard is 100 Vanguard

Boulevard, Malvern, PA 19355.
(3)Based on a Schedule 13G/A filed with the SEC on March 20, 2020 and a Schedule 13F filed with the SEC on February 12, 2012 by Abrams Capital Management L.P. (“Abrams CM LP”). Represents shares owned by and on behalf of each of Abrams Capital Partners II, L.P. (“ACP II”), Abrams Capital, LLC (“Abrams Capital”), Abrams Capital Management, LLC (“Abrams CM LLC”), Abrams CM LP and David Abrams. Abrams Capital serves as general partner for a number of private investment funds. Abrams CM LP serves as investment manager for a number of private investment funds. Abrams CM LLC is the general partner of Abrams CM LP. Mr. Abrams is the managing member of Abrams Capital and Abrams CM LLC and may be deemed to have voting and dispositive power over shares held for the accounts of the private investment funds managed by him. ACP II has shared voting and dispositive power with respect to 1,617,754 shares. Abrams Capital has shared voting and dispositive power with respect to 1,912,944 shares. Abrams CM LLC, Abrams CM LP and Mr. Abrams have shared voting and dispositive power with respect to all 1,996,340 shares. The business address of ACP II, Abrams Capital, Abrams CM LLC, Abrams CM LP and Mr. Abrams is 222 Berkeley Street, 21st Floor, Boston, MA 02116.
(4)Based on a Schedule 13G/A filed with the SEC on February 11, 2021. Represents shares owned by and on behalf of each of Neuberger Berman Group LLC (“Neuberger Group”) and Neuberger Berman Investment Advisers LLC (“Neuberger Investment”). Neuberger Group and Neuberger Investment have shared voting power with respect to 1,633,759 shares and shared dispositive power with respect to 1,645,372 shares. The business address of Neuberger Group and Neuberger Investment is 1290 Avenue of the Americas, New York, NY 10104.
(5)Includes 5,301 shares of unvested restricted stock. Mr. Hult has the right to vote, but no right to dispose of, the shares of unvested restricted stock. Also includes 2,682 shares of common stock vested in March 2021 under the 2020 performance share unit program, net of shares of common stock forfeited for the payment of taxes upon vesting of such award. Mr. Hult has the right to dispose of these shares issued to him under the 2020 performance share unit program, but no right to vote such shares at the 2021 Annual Meeting, as such shares were not outstanding and entitled to vote on the Record Date.
(6)Mr. Guido has served as Senior Vice President & Chief Financial Officer since May 11, 2020. Mr. Guido’s shares of restricted stock units have not vested and he has no right to dispose or vote such underlying shares of common stock.
(7)Includes 8,371 shares of unvested restricted stock. Mr. Clara has the right to vote, but no right to dispose of, the shares of unvested restricted stock. Also includes 487 shares of common stock vested in March 2021 under the 2020 performance share unit program, net of shares of common stock forfeited for the payment of taxes upon vesting of such award. Mr. Clara has the right to dispose of these shares issued to him under the 2020 performance share unit program, but no right to vote such shares at the 2021 Annual Meeting, as such shares were not outstanding and entitled to vote on the Record Date.
(8)Includes 2,231 shares of unvested restricted stock. Mr. Milstein has the right to vote, but no right to dispose of, the shares of unvested restricted stock. Also includes 389 shares of common stock vested in March 2021 under the 2020 performance share unit program, net of shares of common stock forfeited for the payment of taxes upon vesting of such award. Mr. Milstein has the right to dispose of these shares issued to him under the 2020 performance share unit program, but no right to vote such shares at the 2021 Annual Meeting, as such shares were not outstanding and entitled to vote on the Record Date.
(9)Includes 927 shares of unvested restricted stock. Mr. Stax has the right to vote, but no right to dispose of, the shares of unvested restricted stock. Also includes 129 shares of common stock vested in March 2021 under the 2020 performance share unit program, net of shares of common stock forfeited for the payment of taxes upon vesting of such award. Mr. Stax has the right to dispose of these shares issued to him under the 2020 performance share unit program, but no right to vote such shares at the 2021 Annual Meeting, as such shares were not outstanding and entitled to vote on the Record Date.
(10)Includes 1,109 shares of unvested restricted stock. Mr. Villasana has the right to vote, but no right to dispose of, the shares of unvested restricted stock. Also includes 561 shares of common stock vested in March 2021 under the 2020 performance share unit program, net of shares of common stock forfeited for the payment of taxes upon vesting of such award. Mr. Villasana has the right to dispose of these shares issued to him under the 2020 performance share unit program, but no right to vote such shares at the 2021 Annual Meeting, as such shares were not outstanding and entitled to vote on the Record Date.
(11)Includes 17,939 shares of unvested restricted stock. The group has the right to vote, but no right to dispose of, the shares of unvested restricted stock. Also includes 4,248 shares of common stock vested in March 2021 under the 2020 performance share unit program, net of shares of common stock forfeited for the payment of taxes upon vesting of such award. The group has the right to dispose of these shares issued under the 2020 performance share unit program, but no right to vote such shares at the 2021 Annual Meeting, as such shares were not outstanding and entitled to vote on the Record Date.

Equity Ownership Guidelines
We have adopted equity ownership guidelines that are applicable to our directors and named executive officers. Under our guidelines:
–each director is expected to own at least five times his or her annual retainer in value of Asbury shares;
–our Chief Executive Officer is expected to own at least five times his base salary in value of Asbury shares;
–our Chief Financial Officer is expected to own at least three times his or her base salary in value of Asbury shares; and
–our other named executive officers are expected to own at least two times his or her base salary in value of Asbury shares (other than Mr. Stax, who is expected to own at least one times his base salary in value of Asbury shares.)
Equity ownership, for the purposes of these guidelines, includes the following:
–owned shares;
–unvested restricted shares and unvested restricted share units; and
–earned, but unvested, performance share units.
We expect our directors and named executive officers to comply with these guidelines within five years after the date of their election or appointment. All of our current directors and named executive officers have achieved their ownership requirements or have additional time to achieve them.
Our equity ownership guidelines are contained in our Corporate Governance Guidelines, which can be found on our website at www.AsburyAuto.com/company/investor-relations/ under “Corporate Governance.”
Asbury Policy Regarding Hedging or Pledging of Asbury Stock
Insiders of Asbury are strongly discouraged from trading in Asbury common stock on a short-term basis. In addition, Asbury prohibits its directors and officers who are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), from pledging Asbury common stock or otherwise hedging or subjecting Asbury common stock to margin calls or the ability to be sold outside of the owner’s control. All insiders of Asbury are prohibited from engaging in hedging activities involving Asbury common stock.

PROPOSAL 1 - ELECTION OF DIRECTORS
Nominees for Election as Directors
Directors are elected by a plurality of the votes cast. This means that each of the nine director-nominees will be elected if they receive more affirmative votes than any other person. The director voting policy in our Corporate Governance Guidelines states that in an uncontested election, any nominee for director who is a current director and who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election shall tender his or her resignation as a director to the Board promptly following the certification of the election results. The Governance & Nominating Committee will consider each resignation tendered and recommend to the Board whether to accept or reject it. The Board will act on each tendered resignation within 90 days following the certification of the election results.
Each director-nominee, has consented to being named in this proxy statement and has agreed to serve if elected. Management has no reason to believe that the director-nominees will not serve if elected. If a director-nominee is unable or unwilling to stand for election, the Board may designate a substitute director-nominee or may choose to reduce the size of the Board. If a substitute director-nominee is designated, the proxy holders will vote your shares for the substitute director-nominee, unless you have withheld authority for the director-nominee who is not standing for election.
Below is certain information about our director-nominees, their principal occupation, business experience as well as other matters, and the Board’s assessment of their individual qualifications to serve on our Board. For certain additional information regarding the director-nominees, see the sections entitled “Securities Owned by Management and Certain Beneficial Owners,” and “Governance of the Company” in this proxy statement.
Upon the recommendation of the Governance & Nominating Committee, our Board has nominated each of the nine director-nominees listed below to stand for election for a term expiring at the 2022 Annual Meeting of Stockholders or until their successors are duly elected and qualified. All of the director-nominees are current directors of the Company.

Thomas J. Reddin
Mr. Reddin (age 59) has served as our Non-Executive Chairman since April 2019. Mr. Reddin has served as a member of the Board and a member of the Audit Committee and Capital Allocation & Risk Management Committee since May 2014, as a member of the Governance & Nominating Committee since April 2018, of which he was Chair until April 2019, as a member of the Executive Committee since April 2019, and as a member of the Transaction Committee from October 2019 until October 2020 when such committee was disbanded. Mr. Reddin is currently the managing partner of Red Dog Ventures LLC, a venture capital and advisory firm he founded in 2007. Red Dog Ventures focuses on helping grow early stage digital companies, and its portfolio includes positions in data, data analytics, content marketing, internet lead generation, search engine optimization, AI/machine learning and data center maintenance. From 1999 to 2007, he held various senior executive positions, including Chief Executive Officer, President & Operating Officer, and Chief Marketing Officer, at LendingTree, LLC, a leader in online lending and e-commerce. Mr. Reddin also previously worked in the consumer goods industry, spending 5 years at Coca-Cola USA where he was responsible for the Coca-Cola brand along with other duties, and 12 years at Kraft General Foods in various capacities related to brand management and finance. Mr. Reddin serves as a director, Chair of the Compensation Committee, and member of the Audit Committee and Nominating & Governance Committee of Tanger Factory Outlet Centers Inc. He also serves as a director and Chair of the Compensation Committee, and member of the Risk Committee of Deluxe Corporation. Mr. Reddin previously served on the board of Premier Farnell plc from September 2010 to October 2016, on the Board of Valassis Communications Inc. from July 2010 to February 2014 and on the board of R.H. Donnelley from July 2007 to January 2010.
Mr. Reddin brings over 30 years of executive and management experience in consumer marketing, e-commerce and lending, and has spent 17 years in brand management and finance capacities in his previous roles. His extensive experience in emerging digital technology provides a significant insight into sales and marketing which are critical to the automotive retail industry. In addition, given his current and past experience serving as a director of public companies, the Board has determined that he has a broad range of experience as a director and a deep understanding of board oversight upon which to draw as he serves as the Non-Executive Board Chair, and as a member of our Governance & Nominating Committee, Audit Committee, Capital Allocation & Risk Management Committee and Executive Committee.

Joel Alsfine
Mr. Alsfine (age 51) has served as a member of the Board, and as a member of both our Audit Committee and Capital Allocation & Risk Management Committee since January 2015, as Chair of the Capital Allocation & Risk Management Committee since April 2018 and as a member of the Transaction Committee from October 2019 until October 2020 when such committee was disbanded. Mr. Alsfine is a senior advisor to MSD Capital L.P. in New York, the investment firm formed in 1998 to exclusively manage the capital of Michael Dell and his family. Mr. Alsfine joined MSD Capital L.P. in 2002, served as a partner from 2014 to 2020 and has served as Senior Advisor since 2020. From 2000 to 2002, Mr.

Alsfine was Managing Director of TG Capital Corp. in Florida. Prior to 2000, he held the post of Engagement Manager with McKinsey & Co. in New York and also worked with Fisher Hoffman Stride in Johannesburg, South Africa. Mr. Alsfine serves as a director and member of the Audit Committee of each of Party City Holdco Inc. and CC Neuberger Principal Holdings II, and as a director of Life Time Inc.
With his extensive capital markets experience and financial and investment experience as a partner at MSD Capital, the Board has determined that Mr. Alsfine has an astute understanding of market complexities which provide valuable insight into effective strategy, including within the automotive retail industry. In addition, the Board believes that Mr. Alsfine’s years of financial and risk management related experience at various private equity firms appropriately positions him to be Chair of the Capital Allocation & Risk Management Committee, and a valuable member of our Audit Committee, and to provide valuable insight into audit, capital allocation and risk management issues.

Thomas C. DeLoach, Jr.
Mr. DeLoach (age 73) has served as a member of our Board and as a member of the Audit Committee since January 2007, a member of the Capital Allocation & Risk Management Committee since January 2009, of which he was Chair until February 2011, a member of the Compensation & Human Resources Committee since April 2019, and as a member of the Transaction Committee from October 2019 until October 2020 when such Committee was disbanded. He served as our Non-Executive Chairman from August 2011 to April 2019 and, prior to that time, served as our Lead Independent Director from February 2011 to August 2011. Mr. DeLoach also served as Chair of the Succession Planning Committee from October 2010 until February 2011, when such Committee was disbanded, and a member of the Executive Committee from February 2011 to April 2019, of which he was Chair from May 2013 until April 2019, and as a member of the Governance & Nominating Committee from April 2012 to April 2018. He is a former executive of Mobil Corporation (“Mobil”) and served in various positions at Mobil from July 1969 until March 2000. From 1998 to 2000, Mr. DeLoach was the president of the Global Midstream Division at Mobil. From 1994 to 1998, Mr. DeLoach served as the Chief Financial Officer of Mobil. From May 2000 to July 2002, Mr. DeLoach was a member of management of a NASCAR racing team owned principally by Roger Penske. In September 2002, he formed PIT Instruction & Training, LLC, of which he is a principal and a managing member. In addition, from June 2005 until May 2017, Mr. DeLoach served as a principal and a managing member of Red Horse Racing II, LLC, a NASCAR Camping World Truck Series race team. Mr. DeLoach served as a member of the Board of Trustees, the Corporate Governance & Nominating Committee and the Audit Committee of Liberty Property Trust, a self-managed real estate investment trust, until February 2, 2020, after which Liberty Property Trust was acquired by ProLogis. Mr. DeLoach was also formerly the Chair of the Audit Committee and of the Compensation Committee of Liberty Property Trust.
With his extensive board and management experience, the Board has determined that Mr. DeLoach brings demonstrated critical leadership skills. In addition, as the former Chief Financial Officer of Mobil, coupled with his former position as Chair of the Audit Committee of Liberty Property Trust, Mr. DeLoach has experience with complex accounting, financial and risk-related issues, such as the application of accounting principles and financial reporting rules and regulations, and evaluation of financial results and general oversight of the financial reporting processes and risk analyses of large businesses. As a result of his broad accounting, financial and executive experience, the Board believes that Mr. DeLoach is a valuable member of our Board, Compensation & Human Resources Committee and Capital Allocation & Risk Management Committee, and is well-qualified to assist in the auditor oversight function as an Audit Committee member.

William D. Fay
Mr. Fay (age 65) has served as a member of the Board, and as a member of both our Audit Committee and Capital Allocation & Risk Management Committee since January 28, 2021. Mr. Fay is a former senior executive of Toyota Motor North America, Inc. and Toyota Motor Sales, USA, Inc. (collectively “Toyota”). During his career with Toyota, which began in 1982, Mr. Fay held senior management roles with Toyota, including most recently as Senior Vice President of Automotive Operations of Toyota North America (Toyota & Lexus Divisions) from 2017-2020. Prior to that, Mr. Fay held management roles with Toyota Motor Sales, including Group Vice President & General Manager (Toyota Division) from 2014-2017; Group Vice President – Toyota Marketing (Toyota Division) from 2010-2014; Vice President – Toyota Sales from 2007-2010; and General Manager (Boston/Los Angeles Regions) from 1995-2007.
Mr. Fay has over 38 years of experience as an executive with Toyota, a large vehicle manufacturer. Mr. Fay's broad automotive experience includes sales, marketing, OEM and dealership relations, customer experience and omnichannel. The Board has determined that Mr. Fay brings vast knowledge of the automotive industry and a valuable perspective on automotive manufacturers to the Board. Based on Mr. Fay's broad knowledge and experience in the automotive industry, the Board believes that Mr. Fay is a valuable member of our Board, our Audit Committee and our Capital Allocation & Risk Management Committee.

David W. Hult
Mr. Hult (age 55) has served as our President & Chief Executive Officer and as a member of our Board since January 2018. Prior to becoming our President & Chief Executive Officer, Mr. Hult served as our Executive Vice President & Chief Operating Officer since November 2014 after holding the position of Chief Operating Officer at RJL-McLarty-Landers Automotive Holdings, LLC, an automotive franchise and dealership operator, from January 2013 to November 2014. From June 2004 to July 2012, Mr. Hult held several roles with Group One Automotive, Inc., including Vice President of Fixed Operations and Marketing, Regional Vice President - East Region, and Market Director for New England. He has been an operator at the General Manager level, as well as the regional level, for a number of large automotive dealership groups, including Group 1 Automotive and Penske Automotive Group. After serving our country in the U.S. Army, Mr. Hult started his career as a retail sales associate within the automotive industry.
Mr. Hult has over 20 years of experience as an operations executive at large auto retail companies. In his role as our President & Chief Executive Officer, Mr. Hult has primary responsibility for the day-to-day operations of the Company. Mr. Hult’s in-depth knowledge of the Company allows him to effectively identify strategic priorities, provide valuable input during Board discussions, and execute the Company’s strategy and business plans. Because of Mr. Hult’s position and significant experience in overseeing auto retail operations at the Company, the Board has determined that it is appropriate for Mr. Hult to also serve on the Board.

Juanita T. James
Ms. James (age 68) has served as a member of the Board since October 2007, as a member of the Compensation & Human Resources Committee since May 2008, of which she was Chair from April 2015 to April 2020, and as a member of the Governance & Nominating Committee since April 2015. Ms. James also served as a member of the Audit Committee from January 2009 to April 2015 and as a member of the Capital Allocation & Risk Management Committee from October 2012 until May 2014. Ms. James has served as the President & Chief Executive Officer of Fairfield County’s Community Foundation (“FCCF”) since October 2011. Prior to joining FCCF, Ms. James served as the Vice President and Chief Marketing and Communications Officer for Pitney Bowes, Inc. from May 2007 until November 2010, during which time she also served on its Chief Executive Officer Council and its Corporate Social Responsibility Committee. From October 2006 to May 2007, Ms. James served as the Vice President and Chief Communications Officer for Pitney Bowes. From October 2004 until October 2006, Ms. James served as the Vice President of Direct Marketing Strategy and Business Development for Pitney Bowes. From 2002 until 2004, Ms. James served as the Vice President, Project Leader of Human Resources Transformation for Pitney Bowes, where she led a global SAP Human Resources and Payroll implementation and launched the company’s first shared services initiative. Prior to joining Pitney Bowes in 1999, Ms. James was the Executive Vice President, Marketing and Editorial of Doubleday Direct, Inc. Ms. James had a distinguished 20-year career at Time Warner, Inc., including 12 years in senior management positions. Ms. James also formerly served as the Chair of the Compensation Committee of the Board of Trustees of the University of Connecticut.
Based on her management experience at FCCF, Pitney Bowes and Doubleday Direct, the Board has determined that Ms. James brings to the Board demonstrated senior-level leadership experience. Through her various positions at Pitney Bowes, Ms. James also brings to the Board a broad understanding of sales, marketing, brand management, investor relations and general communications matters that affect large companies, which are areas critical to the automotive retail business and to which she can provide valuable insight. As a former member of the audit committee of The Rouse Company, the Board believes that Ms. James has valuable experience dealing with accounting principles, financial reporting rules and regulations, evaluating financial results and generally overseeing public company financial reporting processes. In addition, the Board also believes that Ms. James’ service as former Chair of the Nominating and Governance Committee of The Rouse Company, as well as her prior and current service on numerous not-for-profit boards, provides her with additional experience upon which she can draw as a member of our Board, Compensation & Human Resources Committee and Governance & Nominating Committee.

Philip F. Maritz
Mr. Maritz (age 60) has served as a member of the Board since April 2002, as a member of the Capital Allocation & Risk Management Committee since April 2012, of which he was Chair until April 2018, as a member of the Governance & Nominating Committee since June 2014, of which he served as Chair since April 2019, as a member of the Executive Committee since April 2015, and as a member of the Transaction Committee from October 2019 until October 2020 when such committee was disbanded. He is the co-founder and President of Maritz, Wolff & Co., which manages the Hotel Equity Fund, a private equity investment fund that invests in luxury hotels and resorts. In 1990, he founded Maritz Properties, a commercial real estate development and investment firm where he serves as President. He is also the Managing Director of Broadreach Capital Partners, a private equity real estate investment fund.

With his significant real estate investment and management, strategic and operational experience as President of Maritz, Wolff & Co. and Maritz Properties, along with his financial and investment experience as a Managing Director of Broadreach Capital Partners, the Board has determined that Mr. Maritz has valuable insight into the effective strategic management of businesses, including with respect to the evaluation of operational, financial and transactional risks. In addition, Mr. Maritz’s experience in marketing and sales of luxury goods and services and his strategic management of luxury brands is relevant to our Company and our business. Mr. Maritz’s leadership positions at these various companies demonstrate his management abilities and his understanding of business and financial strategy and operations, making him a valuable Chair of our Governance & Nominating Committee and as a member of our Capital Allocation & Risk Management Committee and Executive Committee. Furthermore, Mr. Maritz is, or has been, a director of a number of privately-held companies, including Rosewood Hotels and Resorts and Dolce Hotels and Resorts, and a number of non-profit organizations, including Princeton University Art Museum Advisory Council, Stanford Business School Management Board, the American University of Cairo, the Metropolitan Museum of Art, and the New York Landmarks Conservancy, which the Board believes provides additional insight into Board functions, including appropriate oversight, risk management and fiduciary obligations.

Maureen F. Morrison
Ms. Morrison (age 66) has served as a member of the Board, as a member of both our Audit Committee and Capital Allocation & Risk Management Committee since January 2019, as Chair of the Audit Committee since April 2020, as a member of the Compensation & Human Resources Committee since March 2020, and as a member of the Accounting Committee from October 2019 until October 2020 and as a member of the Transaction Committee from March 2020 until October 2020 when such committees were disbanded. Ms. Morrison is a former partner of PricewaterhouseCoopers (“PwC”), where she began her career in 1976, and became a partner in 1987. Ms. Morrison retired from PwC in 2015. From 2004 and through 2010, Ms. Morrison led the Atlanta, Georgia Technology Audit Practice of PwC. In addition, Ms. Morrison served as Chair of the Nominating Committee for Board of Partners, and as a member of the National Admissions Committee, and as Chief Auditor at PwC. Ms. Morrison currently serves as a director and Chair of the Audit Committee, and member of both the Nominating & Corporate Governance Committee and Compensation Committee of Safeguard Scientifics, Inc. She also serves as a director, Chair of the Audit Committee and member of the Nominating and Corporate Governance Committee of ePlus inc.
Ms. Morrison has over 35 years of experience in public accounting, with extensive experience in accounting, finance, mergers and acquisitions and capital markets transactions. She has led audit engagements with prominent multibillion dollar, global, technology corporations, both public and private, and has diversified experience in software, IT-enabled solutions and consulting, hardware, and manufacturing. The Board has determined that as a result of her broad experience with complex accounting, financial and risk-related issues, Ms. Morrison is well-qualified to assist in the auditor oversight function as Chair of the Audit Committee and as a member of our Capital Allocation & Risk Management Committee and Compensation & Human Resources Committee.

Bridget Ryan-Berman
Ms. Ryan-Berman (age 60) has served as a member of the Board, and as a member of both our Compensation & Human Resources Committee and our Governance & Nominating Committee since April 2018, and as Chair of the Compensation & Human Resources Committee since April 2020. Ms. Ryan-Berman is an independent consultant advising multi-channel brands and companies on business innovation and large-scale transformation designed around the consumer experience. From June 2016 to December 2017, Ms. Ryan-Berman served as Chief Experience and Strategy Officer of Enjoy Technology, Inc., a company that provides delivery and setup services for tech products. From 2011 to 2015, Ms. Ryan-Berman served as Chief Executive Officer of Victoria’s Secret Direct, LLC, an online and catalog division of Victoria’s Secret, a specialty retailer of women’s lingerie, beauty, apparel and accessories. She was formerly an independent consultant advising clients in the retail, wholesale and financial investment sectors providing strategic planning, business development and executive coaching services. Ms. Ryan-Berman served as Chief Executive Officer of Giorgio Armani Corp., the wholly owned U.S. subsidiary of Giorgio Armani S.p.A., a provider of fashion and luxury goods products, from 2006 to 2007 and Vice President/Chief Operating Officer of Apple Computer Retail from 2004 to 2005. Ms. Ryan-Berman also served in various executive positions with Polo Ralph Lauren Corporation, including Group President of Polo Ralph Lauren Global Retail, from 1992 to 2004 and held various capacities at The May Department Stores Company, Federated Department Stores, Inc. and Allied Stores Corp. from 1982 to 1992. In addition, Ms. Ryan-Berman was a member of the board of directors, and served on the audit committee of J. Crew Group, Inc. from 2005 to 2006. Ms. Ryan-Berman serves as a member of the Board, Compensation Committee and as Chair of the Nominating and Corporate Governance Committee of Tanger Factory Outlet Centers, Inc. Ms. Ryan-Berman also serves as a director and member of the Nominating/Governance Committee of Newell Brands, Inc. and is a Director of Tegra Global Manufacturing.

Ms. Ryan-Berman has over 35 years of experience in the retail business and as a senior level executive has helped oversee the strategies and operations of some of the leading fashion and luxury goods groups in the world. The Board believes that Ms. Ryan-Berman’s extensive experience in retailing and other related industries, as well as her prior and current service as a director of both private and public companies, provides her with additional experience upon which she can draw as a member of our Board, Chair of the Compensation & Human Resources Committee, and as a member of the Governance & Nominating Committee.
Nominee Composition
Certain highlights of our Board composition include the following:

The Board recommends you vote FOR each of these nominees.

GOVERNANCE OF THE COMPANY
Board Leadership Structure
The Chairman of the Board provides leadership to the Board and works with the Board to define its structure and activities in the fulfillment of its responsibilities. The Company believes that the members of the Board possess considerable experience and unique knowledge of the challenges and opportunities the Company faces, and therefore are in the best position to evaluate the needs of the Company and how best to organize the capabilities of our directors and senior executives to meet those needs. As a result, the Company believes that the decision as to who should serve as Chairman and as President & Chief Executive Officer, and whether the offices should be combined or separate, is properly the responsibility of the Board, to be exercised from time to time in appropriate consideration of then-existing facts and circumstances. Our Corporate Governance Guidelines provide the Board the flexibility to determine whether or not the separation or combination of the Chairman and President & Chief Executive Officer offices is in the best interests of the Company at any time.
Currently, we maintain separate positions of Chairman and President & Chief Executive Officer, as the Board believes that, based on the skills and responsibilities of the various Board members, our current business environment and other considerations, such separation enhances (i) appropriate oversight of management by the Board, (ii) Board independence, (iii) the accountability to our stockholders by the Board and (iv) our overall leadership structure. We believe this structure is presently appropriate because we compete in an industry with many external forces that may affect our viability and profitability, therefore presenting significant challenges requiring extensive oversight and management capability. As such, we believe that by maintaining a separate Chairman function from that of the President & Chief Executive Officer, our President & Chief Executive Officer can properly focus on managing the business, rather than diverting his efforts to also overseeing the Board. The independent directors have designated Thomas J. Reddin as non-executive Chairman of the Board.
In order to ensure a significant voice within our non-management directors and to reinforce effective, independent leadership on the Board, the Board has created the position of Lead Independent Director. Under the Company’s Corporate Governance Guidelines, a Lead Independent Director is appointed when the Chairman is the Chief Executive Officer or any other officer or employee of the Company, or if the Chairman is not otherwise independent. Since Mr. Reddin is currently our Chairman of the Board and is not an employee of the Company, we do not currently have a Lead Independent Director. We believe that the foregoing structure, policies, and practices, when combined with the Company’s other governance policies and procedures, provide appropriate opportunities for oversight, discussion, and evaluation of decisions and direction from the Board.
Independence of Directors
The Board has determined that all of the directors qualify as independent directors under the rules of the New York Stock Exchange ("NYSE") and the Company’s Corporate Governance Guidelines, other than Mr. Hult, who is an employee of the Company. In order to qualify as an independent director of the Company, the Board must affirmatively determine, based upon all relevant facts and circumstances, that the director does not have a material relationship with the Company that would affect his or her independence, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company.
The Board has adopted the categorical independence standards set forth in the Company’s Corporate Governance Guidelines to assist it in making determinations of director independence. These standards comply with, and in some respects are more stringent than, the NYSE’s categorical standards for director independence. Our Corporate Governance Guidelines can be found on our website at www.asburyauto.com/company/investor-relations/ under “Corporate Governance.”
Furthermore, in order for a director to qualify as independent for Audit Committee purposes, the director also must satisfy the additional independence criteria specified in Rule 10A-3 under the Exchange Act. In order for a director to qualify as independent for Compensation & Human Resources Committee purposes, the director must meet the Company’s categorical independence standards described above, and must also be a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act.
In making its independence determinations, the Board considered relationships and transactions pursuant to which any of our non-employee directors or director-nominees, entities associated with those individuals, or members of their immediate families purchased or leased a vehicle at a Company dealership. The Board determined that none of the relationships and transactions it considered impaired the independence of our non-employee directors or director-nominees or disqualified any of our non-employee directors or director-nominees from serving as independent directors under our categorical independence standards set forth in our Corporate Governance Guidelines and the NYSE listing standards.

Committees of the Board
The Board has established five separately designated standing committees to assist the Board in discharging its responsibilities: the Audit Committee, the Capital Allocation & Risk Management Committee, the Compensation & Human Resources Committee, the Governance & Nominating Committee and the Executive Committee. The charter for each Committee is available on our website at www.asburyauto.com/company/investor-relations/ under “Corporate Governance.”
The following table sets forth the current membership of each of the standing Committees of the Board:

Director	Audit Committee	Capital Allocation & Risk Management Committee	Compensation & Human Resources Committee	Governance & Nominating Committee	Executive Committee
Thomas J. Reddin(1)(2)	✓	✓		✓	Chair
Joel Alsfine(2)	✓	Chair
Thomas C. DeLoach, Jr.(2)	✓	✓	✓
William D. Fay	✓	✓
David W. Hult					✓
Juanita T. James			✓	✓
Philip F. Maritz		✓		Chair	✓
Maureen Morrison(2)	Chair	✓	✓
Bridget Ryan-Berman			Chair	✓
(1)Chairman of the Board of Directors
(2)Audit Committee Financial Expert
Audit Committee
The Audit Committee assists the Board in fulfilling its responsibility to oversee management’s conduct of the Company’s financial reporting process, including the development and maintenance of systems of internal accounting and financial controls, the integrity of the Company’s financial statements, the Company’s compliance with certain legal and regulatory requirements, the qualifications, independence and performance of the Company’s outside auditors and the performance of the Company’s internal audit functions. The Audit Committee also is directly responsible for the appointment, retention, compensation, termination and oversight of the Company's outside auditors.
Our Board has determined that each member of the Audit Committee meets the requisite independence and other qualification requirements for Audit Committee membership. Additionally, each of Maureen F. Morrison, Joel Alsfine, Thomas C. DeLoach, Jr. and Thomas J. Reddin qualifies as an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K under the Exchange Act. Designation or identification of a person as an “audit committee financial expert” does not impose any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the Audit Committee and the Board of Directors in the absence of such designation or identification.
The Audit Committee held ten meetings in 2020, one of which was a joint meeting with the Capital Allocation & Risk Management Committee.
Capital Allocation & Risk Management Committee
The Capital Allocation & Risk Management Committee (i) assists the Board in the oversight, review and evaluation of the Company's capital allocation strategy, (ii) assists management in the evaluation of major financial transactions, including acquisitions and divestitures, and (iii) assists the Board in fulfilling its responsibility of overseeing the identification, assessment and management of our key operational risks.
The Capital Allocation & Risk Management Committee held six meetings in 2020, one of which was a joint meeting with the Audit Committee and one of which was a joint meeting with the Compensation & Human Resources Committee.
Compensation & Human Resources Committee
The Compensation & Human Resources Committee establishes and reviews our general compensation philosophy with the input of management, oversees the development and implementation of our compensation philosophy to ensure that our compensation plans are consistent with our general compensation philosophy, establishes the compensation to be paid to the Chief Executive Officer, reviews the recommendations of the Chief Executive Officer as to the appropriate compensation of our other corporate officers, generally administers and issues awards under our equity incentive plans from time to time in effect, oversees our other benefit plans and assists the Board in succession planning. See

“Compensation Discussion & Analysis” for a discussion of our compensation philosophy and how the Compensation & Human Resources Committee determines the compensation of our executive officers.
Our Board has determined that each member of the Compensation & Human Resources Committee meets the requisite independence requirements for Compensation Committee membership, including qualifying as a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.
The Compensation & Human Resources Committee held nine meetings in 2020, one of which was a joint meeting with the Capital Allocation & Risk Management Committee. The Compensation & Human Resources Committee took one action by written consent.
Governance & Nominating Committee
The Governance & Nominating Committee assists the Board by identifying qualified individuals to become directors, recommending the composition of the Board and its committees, and the compensation to be paid to the directors. It is also responsible for monitoring the process to assess the Board’s effectiveness, developing and implementing our Corporate Governance Guidelines and many of our corporate governance policies, including the oversight of compliance under our Equity Ownership Guidelines, our Code of Business Conduct and Ethics and our Related Party Transaction Policy.
Our Board has determined that each member of the Governance & Nominating Committee meets the requisite independence requirements for Governance & Nominating Committee membership under NYSE listing standards and the categorical independence standards set forth in the Corporate Governance Guidelines.
The Governance & Nominating Committee held five meetings in 2020.
Executive Committee
The Executive Committee has exercised and may exercise all the authority of the Board when the Board is not in session, except that it does not have the authority to: (i) approve or propose to stockholders actions required by the Delaware General Corporation Law to be approved by stockholders; (ii) adopt, amend or repeal our Bylaws; (iii) authorize distributions; (iv) fill vacancies on the Board or any of its committees; (v) approve a plan of merger, consolidation or reorganization not requiring stockholder approval; (vi) authorize or approve the repurchase of shares, except according to a formula or method prescribed by the Board; or (vii) authorize or approve the issuance or sale or contract for sale of shares or determine the designation and relative rights, preferences and limitations of a class or series of shares.
The Executive Committee held no meetings in 2020.
Code of Business Conduct and Ethics and Corporate Governance Guidelines
In accordance with the NYSE’s rules and the rules and regulations adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002, the Board has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics applicable to all of our directors, officers and employees. The Corporate Governance Guidelines, the Code of Business Conduct and Ethics as well as our Audit Committee, Compensation & Human Resources Committee, Governance & Nominating Committee and Capital Allocation & Risk Management Committee charters are available on our website at www.asburyauto.com/company/investor-relations/ under “Corporate Governance.”
We will provide our stockholders with copies of the above-mentioned documents free of charge, if you call 770-418-8212 or submit a request in writing to Investor Relations, Asbury Automotive Group, Inc., 2905 Premiere Parkway NW, Suite 300, Duluth, GA 30097.
The Board’s Risk Oversight Role
The Board maintains oversight responsibility for management of the Company’s risks. The Board has delegated oversight responsibility for certain areas of potential risk exposure to its committees. Each committee reports to the Board at regular intervals or more frequently, if appropriate, with respect to the risks and matters for which it maintains responsibility. The Company’s Capital Allocation & Risk Management Committee is responsible for further assisting the Board in fulfilling its oversight role by (i) reviewing and evaluating the Company's capital allocation strategy, (ii) identifying, assessing and managing key financial, strategic and operational risks of the Company and (iii) providing management with assistance in evaluating major financial transactions, including acquisitions and divestitures. Management annually reviews with the Capital Allocation & Risk Management Committee our key risks to help evaluate the Company’s risk profile and related risk management processes. In this review, management highlights for the Capital Allocation & Risk Management Committee our most significant risks to facilitate the Capital Allocation & Risk Management Committee’s evaluation of our long-term financial plans, budgets and strategic initiatives. The Capital Allocation & Risk Management Committee, based on such review, considers the appropriate process for managing or mitigating material risks and the appropriate allocation of resources related to such material risks.

Recognizing that the Capital Allocation & Risk Management Committee’s role complements the Audit Committee’s role in risk oversight, our Capital Allocation & Risk Management Committee charter mandates that at least one member of the Audit Committee be a member of the Capital Allocation & Risk Management Committee. Currently, our Capital Allocation & Risk Management Committee consists of six members, five of whom are members of our Audit Committee, Ms. Morrison, Mr. Alsfine, Mr. DeLoach, Mr. Fay and Mr. Reddin.
The Compensation & Human Resources Committee is primarily responsible for the design and oversight of our executive compensation policies, programs and practices. A key objective of the Compensation & Human Resources Committee, together with the Capital Allocation & Risk Management Committee, is to oversee the implementation and development of our compensation programs to ensure such programs are consistent with the Company’s general philosophy after accounting for the Company’s key risk profile. In 2020, the Compensation & Human Resources Committee and the Capital Allocation & Risk Management Committee reviewed the Company’s risk profile and concluded that our then-current compensation policies and practices for our employees did not create risks reasonably likely to have a material adverse effect on us.
Corporate Responsibility - Environmental, Social & Governance Matters
The Board and its committees oversee the development and execution of our environmental, social and governance (“ESG”) strategy. The Board and management recognize the importance of transparent disclosure concerning our governance and ethics policies, and our commitment to our employees, the environment and the communities in which we operate.
Below are certain highlights of our ESG strategy:

Environmental	Governance
Recycling tires, motor oil, cardboard, glass and plastic	89%	Majority of our directors are independent
Reducing water usage and instituting water reclamation in our car washes		Annual director elections with plurality plus voting standard
Reducing other water usage by installing motion-activated faucets and lower gallon flush valves		Board considers diversity when evaluating prospective directors
Retrofitting our building exteriors and interiors with LED lighting		Board is committed to ongoing board refreshment
Reducing energy usage in buildings through the use of occupancy and vacancy sensors		Board periodically evaluates the composition and experience of its directors

Social (Community & People)
Established the Asbury Cares program to support selected community partner organizations to focus on reducing social inequality
Awarded our employees with an additional 40 hours of paid time off per year that can only be used to volunteer with our community partners

Offer competitive compensation and benefits to attract and retain the best people, including equity awards to frontline employees because we want them to be owners of our Company and committed to our long-term success

Launched a diversity and inclusion initiative to identify areas of opportunity to create more welcoming and inclusive workplaces throughout our dealerships and offices

Invest resources to train and develop our employees to enable us to promote employees from within when possible. We also provide our employees access to an online career path tool which helps them plan their desired career path and see the required performance goals and milestones to be considered for a promotion.

Nomination of Directors
The Governance & Nominating Committee evaluates, and recommends to the full Board, nominees to serve as directors on our Board. The nominees for election at the 2021 Annual Meeting are current directors and were originally recommended to the Board by various sources, including other directors and a third-party executive search firm engaged by the Company. Candidates are evaluated in light of the then-current composition of the Board, the operating requirements of the Company and the long-term interests of the stockholders. In performing this evaluation, the Governance & Nominating Committee considers the diversity, age, skills and other experience of the candidate, and other factors it deems appropriate, given the needs of the Board and the Company at the time, to maintain what it considers to be a suitable balance of knowledge, experience and capabilities. Qualified director-nominees are expected to possess an appropriate balance of the following qualities: high moral character and personal integrity, a high level of leadership or managerial experience, experience and knowledge relative to matters affecting the Company, the ability and willingness to contribute to the Board, the ability to exercise sound, independent business judgment, a long-term commitment to the interests of stockholders and growth of the Company, freedom from conflicts of interest, the ability to dedicate sufficient time, energy and attention to Board activities and the diligent performance of his or her duties.
The Board will consider director candidates recommended by the Company’s stockholders. In order to make such a nomination, the stockholder must (i) be a record holder of shares of common stock at the time of giving notice as described below, (ii) be entitled to vote for the election of such director(s) and (iii) comply with the notice procedures set forth in the Company’s Bylaws. Our Bylaws can be found on our website at www.asburyauto.com/company/investor-relations/ under “Corporate Governance.”
Notice of a stockholder’s recommendation with regard to nominees for election to the Board must be delivered to, or mailed to and received by, the Secretary of the Company not later than 90 days or earlier than 120 days prior to the anniversary date of the preceding year’s Annual Meeting of Stockholders. If the Annual Meeting of Stockholders for which the recommendation is submitted is more than 30 days before or more than 60 days after the first anniversary of the preceding year’s Annual Meeting of Stockholders, such recommendation must be received by the Secretary of the Company not earlier than 120 days prior to the Annual Meeting of Stockholders and not later than 90 days prior to such annual meeting or the 10th day following the day on which public announcement of the annual meeting date is first made by the Company.
The stockholder’s notice shall be signed by the stockholder of record who intends to recommend a nominee, and shall set forth:
(A)as to each person whom the stockholder proposes to nominate for election or reelection as a director: (1) all information relating to such person that is required to be set forth in the notice pursuant to Section 2.07 of the Company’s Bylaws (and Items 403 and 404 under Regulation S-K); (2) a written questionnaire with respect to identity, background and qualification of the proposed nominee, (3) a written representation and agreement that the proposed nominee (i) is not and will not become a party to (x) any agreement or similar understanding that the nominee, if elected, will adopt a specific voting commitment on any issue or question that has not been disclosed to the Company or, (y) any voting commitment that could limit or interfere with such person’s fiduciary duty under applicable law, (ii) is not and will not become a party to any agreement or similar understanding with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service as a director, that has not been disclosed to the Company, and (iii) if elected, will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality, stock ownership and trading policies of the Company, and (4) all other information relating to such person that is required to be disclosed in solicitation of proxies for the election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including, the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and
(B)as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (1) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, (2) the number of shares of the Company which are owned of record and beneficially by such stockholder and such beneficial owner, (3) a representation that such stockholder is entitled to vote at the meeting and intends to appear virtually or by proxy at the meeting to nominate the person specified in the notice, (4) a representation whether the stockholder or beneficial owner, if any, intends or is part of a group that intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the nominee and/or (y) otherwise to solicit proxies from stockholders in support of such nomination, (5) a description of any Derivative Interest (as defined in the Bylaws), (6) any proxy, contract, or similar understanding that increases or decreases the voting power of such stockholder or beneficial owner, (7) any dividend rights held of record or beneficially by the stockholder on shares of the Company that are separated or severable from the underlying shares, (8) any performance-related fees (other than an asset-based fee) to which the stockholder or beneficial owner may be entitled as a result of any increase or decrease in the value of shares of the Company or Derivative Interests; and (9) any other information relating to such stockholder or beneficial owner that would be required to be disclosed in a proxy statement or other filing required pursuant to Section 14(a) of the Exchange Act.
Service Limitations
Under the Company’s Corporate Governance Guidelines, a director may not stand for re-election if he or she would be age 74 years or older at the date of the election, but need not resign until the end of his or her term. However, the Board may waive this age limitation, on an annual basis, upon the recommendation of the Governance & Nominating Committee if, in light of all of the circumstances, a director’s continued service is in the best interests of the Company and its stockholders. In no event may the Board waive the requirement more than twice for any individual director. In addition, our Corporate Governance Guidelines provide that the Chairman of the Board and the chair of each committee will not serve greater than five years in their respective chair roles, subject to exceptions approved by the Board.
Communications with the Board
We have a Stockholder Communication Policy with established procedures for stockholders and interested parties to communicate directly with the Board, with our non-management directors, or with a particular director. The stockholder or interested party should send any written communications to (i) the Lead Independent Director, if applicable, (ii) the Chairman of the Board or Chair of the appropriate committee, (iii) the non-management directors, or (iv) an individual director, each in care of the Corporate Secretary, at Asbury Automotive Group, Inc., 2905 Premiere Parkway NW, Suite 300, Duluth, GA 30097. Any communications relating to the Company’s auditing, accounting, internal controls, fraud or unethical behaviors should be directed to the attention of the Chair of the Audit Committee in care of the Corporate Secretary, at the foregoing address. The Audit Committee will respond to such communication, if appropriate, in accordance with the procedures established with respect to such matters.
Any written communication should include the name and address of the stockholder or interested party sending such communication so that a response can be provided, if necessary or appropriate. Stockholders and interested parties may, however, remain anonymous. If the stockholder or interested party desires that such communication be kept confidential from management, the envelope must be clearly marked “confidential,” and the Corporate Secretary will then forward the communication, unopened, to the individual addressee.
Related Person Transactions
We have adopted a written policy relating to related person transactions, which sets out the criteria for review of transactions between the Company and our affiliates and members of their immediate families. This policy covers our directors and officers, and each stockholder that holds directly or indirectly, more than 5% of our common stock. In addition, we have adopted a written Delegation of Authority Policy, which establishes an executive approval process for many of the Company’s transactions in which certain related person transactions would be included. In reviewing and approving related person transactions under these policies and procedures, senior management and the Board considers, among other things:
–the nature of the related person’s interest in the transaction;
–whether the related person has a direct or indirect material interest in the transaction;
–the material terms of the transaction, including the amount and type of transaction;
–the significance of the transaction to the Company and to the related person;
–whether the terms of the transaction are arms-length; and
–whether the transaction would violate the “Conflicts of Interest” provisions of our Code of Business Conduct and Ethics for Directors, Officers and Employees.
Vehicle Purchases and Leases
We maintain an employee vehicle purchase program for our officers, directors and other employees, and their respective friends and family members pursuant to which they may purchase or lease vehicles from us at a discount to our advertised prices. This program is designed to incent additional vehicle sales while ensuring that we earn a measure of gross profit on all vehicles sold pursuant to the program. From time to time, including in 2020, certain of our directors and executive officers, or their respective family members, purchased or leased vehicles from us under this program, which vehicles may be valued at over $120,000.

DIRECTOR COMPENSATION
Director Fees
Directors who are employees of the Company do not receive a retainer or any other fees for service on the Board or its committees. All other directors (“non-management directors”) received the annual retainer and meeting fees in 2020 described below. In addition, in 2020, the non-management directors (i) received a grant of common stock valued at approximately $135,000, that vested immediately upon grant and (ii) were offered the use of a motor vehicle (including transporting the vehicle to the director, any taxes payable relating to the vehicle and repair, maintenance and service of the vehicle). In 2020, our directors also received expense reimbursements in connection with Board and committee meeting attendance. On April 3, 2020, in response to the COVID-19 pandemic, the Company announced that its directors agreed to waive 25% of the annual cash retainer and committee chair retainers temporarily. The Non-Executive Chairman also agreed to temporarily waive 30% of his annual cash chairman retainer. As a result of the Company’s performance during the COVID-19 pandemic, effective July 21, 2020, the directors’ retainers were reinstated to levels that existed prior to the waivers.
In 2020, the compensation program for non-management directors, without giving effect to the waivers discussed above, was as follows:
Annual Retainers (paid quarterly in advance)

Position	Annual Retainer
Non-Management Directors	$55,000
Non-Executive Chairman	$120,000
Audit Committee Chair	$25,000
Capital Allocation & Risk Management Committee Chair	$15,000
Compensation & Human Resources Committee Chair	$20,000
Governance & Nominating Committee Chair	$15,000
Meeting Fees (paid quarterly in arrears)

Meeting Type	Per Meeting Fee
Board, Audit Committee, Compensation & Human Resources Committee, Governance & Nominating Committee and Capital Allocation & Risk Management Committee virtual and in person meetings	$2,000
Board, Compensation & Human Resources Committee, Governance & Nominating Committee and Capital Allocation & Risk Management Committee, telephonic meetings	$1,000
Audit Committee telephonic meetings and all Accounting Committee and Transaction Committee meetings	$1,500
Executive Committee meetings, in person or telephonic (payable to the Executive Committee chair only)	$1,500
Meeting Attendance
During 2020, the Board held seven meetings. Each current director attended at least 75% of the total meetings of the Board and committees on which he or she served. In accordance with the NYSE’s rules requiring that non-management directors meet at regularly scheduled executive sessions, our non-management directors held seven executive sessions without management present during 2020. Mr. Reddin, as the Non-Executive Chairman, presided over Board meetings, including executive sessions of the Board.
We do not have a formal policy with regard to the attendance of the members of the Board at Annual Meeting of Stockholders, however, we expect each member of the Board and director-nominees to attend our Annual Meeting of Stockholders. All of the members of the Board attended our 2020 Annual Meeting of Stockholders virtually.

2020 Director Compensation Table
The following table shows compensation earned by the non-management directors for 2020 after giving effect to the waivers discussed above. For information concerning the compensation of Mr. Hult, see “Summary Compensation Table.”

Name	Fees Earned in Cash(1)	Stock Awards(2)	All Other Compensation(3)	Total
Joel Alsfine	$108,125	$134,976	$22,288	$265,389
Thomas C. DeLoach, Jr.	$108,063	$134,976	$28,278	$271,317
Juanita T. James	$95,563	$134,976	$24,131	$254,670
Eugene S. Katz(4)	$35,000	$134,976	$29,447	$199,423
Philip F. Maritz	$102,625	$134,976	$16,979	$254,580
Maureen Morrison	$119,750	$134,976	$34,725	$289,451
Thomas J. Reddin	$215,063	$134,976	$31,543	$381,582
Bridget Ryan-Berman	$99,313	$134,976	$40,505	$274,794
(1)Includes fees earned during 2020 by members of the Transaction Committee established by the Board in connection with the process to review the terms and financing arrangements related to the acquisition of the Park Place dealership group (the “Park Place Acquisition”). Messrs. Reddin, Alsfine, DeLoach and Maritz served as members of the Transaction Committee, attended three meetings during 2020 and earned $1,500 per meeting. Ms. Morrison also served as a member of the Transaction Committee for a portion of 2020, attended two meetings and earned $1,500 per meeting.
(2)The amount in this column for each director represents the grant date fair value of 1,411 shares of common stock granted to each non-management director on February 4, 2020. Amounts were calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. For a more detailed discussion of the assumptions used to determine the valuation of the stock awards set forth in this column please see a discussion of such valuation in Note 21 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 1, 2021.
(3)Represents the incremental cost to us for the use of a vehicle. We calculate incremental costs of personal use vehicles as all direct costs (excluding fuel), including without limitation, the cost of transporting the vehicle to the director, any taxes associated with the vehicle, any repairs to the vehicle, and any maintenance and service of the vehicle. In addition, we include the difference between our cost for the vehicle and the ultimate sale price of the vehicle or the anticipated sale price, pro-rated for the amount of time the director had possession of the vehicle during the fiscal year, plus an estimate of lost interest income calculated as our initial cash outlay for the vehicle multiplied by our weighted average interest rate on invested cash. We do not estimate lost margin on an ultimate sale of a vehicle.
(4)Mr. Katz retired from the Board and all committees on April 21, 2020.

EXECUTIVE OFFICERS
Set forth below is information regarding the Company’s executive officers as of March 12, 2021. All of our executive officers are elected by and serve at the discretion of the Board.

Name	Age	Position
David W. Hult	55	President & Chief Executive Officer
Patrick J. Guido	48	Senior Vice President & Chief Financial Officer
Daniel Clara	41	Senior Vice President, Operations
George A. Villasana	53	Senior Vice President, General Counsel & Secretary
Jed M. Milstein	52	Senior Vice President & Chief Human Resources Officer
Set forth below is a brief description of the business experience of the Company’s executive officers.
David W. Hult Please see Mr. Hult’s biographical information under “Nominees for Election as Directors” above.
Patrick J. Guido (age 48) has served as our Senior Vice President, Chief Financial Officer since May 2020. Prior to joining the Company, Mr. Guido served as Chief Financial Officer of lululemon athletica inc., a multinational designer, distributor, and retailer of healthy lifestyle inspired athletic apparel and accessories, from April 2018 to May 2020. Prior to that, Mr. Guido spent seven years at VF Corporation, a global leader in branded lifestyle apparel, footwear and accessories. During his seven-year tenure at VF Corporation, he served as Treasurer and Vice President of Corporate Development, managing capital allocation strategies, mitigating global financial risk, and executing on multiple strategic initiatives for the company. Previously, Mr. Guido served in roles of increasing responsibilities at The Home Depot, Inc. and Saks Incorporated. Mr. Guido received his MBA from Vanderbilt University, and holds a BA from Georgetown University.
Daniel Clara (age 41) has served as our Senior Vice President, Operations since January 2020. Mr. Clara joined the Company in 2002 and has held many positions with the Company including Vice President of Market Operations, Managing Market Director, General Manager, General Sales Manager, Used Car Manager, New Car Sales Manager, F&I Manager and Client Advisor. Mr. Clara received his bachelor’s degree in International Business from Northwood University.
George A. Villasana (age 53) has served as our Senior Vice President, General Counsel & Secretary since January 2016. Mr. Villasana joined the Company in April of 2012 as our Vice President, General Counsel & Secretary. In addition to overseeing the Company’s legal department, Mr. Villasana oversaw the Company’s corporate development and real estate department from July 2019 to March 2020. From February 2011 to April 2012, Mr. Villasana served as Senior Vice President and General Counsel of Swisher Hygiene Inc., which was later acquired by Ecolab, Inc. and from June 2007 to July 2010, Mr. Villasana served as Executive Vice President and General Counsel of Pet DRx Corporation, which he helped take public and which was later acquired by VCA Antech, Inc. From August 2000 to June 2007, he served as Senior Corporate Counsel of AutoNation, Inc., the largest automotive retailer in the United States. Prior thereto, he was a corporate attorney with Holland & Knight, LLP, and Shutts & Bowen, LLP in Miami, Florida. Mr. Villasana began his career as an attorney with the SEC in Washington, D.C. Mr. Villasana holds a LL.M. (Tax) from Georgetown University Law Center, a J.D. from American University, Washington College of Law, a Master of Accounting from Florida International University and a B.S. in Accounting from The Pennsylvania State University.
Jed M. Milstein (age 52) has served as our Senior Vice President & Chief Human Resources Officer since January 2018. Mr. Milstein joined the Company in July 2016 as Vice President & Chief Human Resources Officer. Prior to joining the Company, Mr. Milstein served as Executive Vice President & Chief Human Resources Officer of AmeriCold Logistics, LLC from May 2013 to July 2016. From December 2011 to May 2013, Mr. Milstein served as Executive Vice President of Human Resources of TransCentra, Inc. From January 2008 to May 2013 Mr. Milstein held various executive management positions at Cerberus Operations & Advisory Company, LLC. Mr. Milstein also served as Vice President HR Shared Services of Broadridge Financial Solutions, Inc. from 2007 to 2008 and ADP from 1998 to 2007. Earlier in his career, Mr. Milstein served as a Deputy Attorney General for the State of New Jersey prior to joining the labor and employment law practice at Carpenter, Bennett and Morrissey in Newark, New Jersey. Mr. Milstein holds a J.D. from George Washington University Law School and a BBA from the University of Michigan.

COMPENSATION DISCUSSION & ANALYSIS
This compensation discussion and analysis (“CD&A”) provides detail on the Company's compensation philosophy, policies and programs as they relate to our executive officers, with certain additional detail about the compensation paid, or payable, to our “named executive officers” in 2020. Our named executive officers ("NEOs") in 2020 were as follows:
–David W. Hult, President & Chief Executive Officer;
–Patrick J. Guido, Senior Vice President & Chief Financial Officer;
–Daniel Clara, Senior Vice President, Operations;
–George A. Villasana, Senior Vice President, General Counsel & Secretary;
–Jed Milstein, Senior Vice President & Chief Human Resources Officer; and
–William F. Stax, Vice President, Controller & Chief Accounting Officer and who, during a portion of 2020, served as our Interim Principal Financial Officer.
The Compensation & Human Resources Committee of the Board (also referred to in this CD&A as the “Committee”) is charged with various matters concerning the compensation of our executive officers including the development and implementation of our compensation philosophy relating to those individuals. Our philosophy emphasizes a pay-for-results culture designed to align the interests of our executive officers with those of our stockholders through the use of incentive based pay opportunities. With respect to decisions directly impacting executive compensation, the Committee’s primary responsibilities are to:
–within the constructs of our philosophy and guidelines, establish all aspects of compensation for our executive officers, including the named executive officers, and, subject to Board ratification, approve awards to the Chief Executive Officer, under our incentive-based compensation plans;
–oversee the development, implementation and administration of our compensation and benefit plans; and
–prepare the Compensation & Human Resources Committee Report and review and discuss with management the CD&A, as required to be included in our annual proxy statement or annual report on Form 10-K filed with the SEC.
For additional information regarding the Committee’s function and composition, see “Governance of the Company—Committees of the Board—Compensation & Human Resources Committee.”
Overview
We believe that fostering an entrepreneurial spirit is essential to our success. Consistent with our overall business strategy of driving operational excellence through the attraction and retention of the best talent, our executive compensation philosophy is to:
–support the attainment of our vision, business strategy and operating imperatives;
–guide the design and implementation of effective executive compensation and benefit plans;
–reinforce our business values; and
–further align management and stockholder interests by providing appropriate opportunities for meaningful compensation based upon the achievement of various corporate goals set from time to time and generally related to corresponding increases in earnings and stockholder value, subject to limitations designed to discourage unnecessary or excessive risk-taking.
As it has done in prior years, the Committee engaged an independent executive compensation consultant, Pay Governance LLC (“Pay Governance”), to assist with the development and implementation of our executive compensation program for 2020, as described in more detail below.
In determining and setting compensation levels and opportunities for our named executive officers, the Committee generally considers a number of factors. For 2020 executive compensation, the Committee considered, among other things, the nature and scope of the individual’s responsibilities to the Company and other independent factors, such as skills, experience, tenure and historical and expected contributions to the Company. The Committee also analyzed comparative data provided by Pay Governance on compensation paid to executive officers in similar positions within a Peer Group (as defined below) of companies, although the Committee did not specifically benchmark executive compensation against the Peer Group or other companies. In addition, the Committee also acknowledged the achievements of our management team in 2019 (as compared to 2018), including the following:

–our adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), a metric used by management and that the Committee believes is often used by investors and market analysts in comparing performance and determining enterprise value, was $332.5 million1;
–our adjusted diluted earnings per share ("EPS") was $9.46, an increase of 12%;
–our 3 year average adjusted EPS growth was 16.3%; and
–our adjusted operating margin was 4.6%.
For 2020, the Committee approved and implemented incentive compensation programs designed to appropriately reward and incentivize our executive management team to focus on the long-term interests of our stockholders and further improve the measurable financial metrics described below, which remain a focus of the Board and the Committee when analyzing our financial results and success. In evaluating Peer Group data, selecting metrics and setting appropriate performance targets in connection with the implementation of the Company’s executive compensation programs in 2020, the Committee acknowledged that, as a result of the significant variable components of compensation described in more detail elsewhere in this CD&A, actual total executive compensation may be above or below target compensation and/or the actual compensation paid to executives in similar positions within the Peer Group based on our actual performance when compared to target performance.
Impact of COVID-19 Global Pandemic
As a result of the COVID-19 global pandemic and related measures and guidelines, the Company experienced a sudden and significant decline in its sales and service business operations in the spring of 2020. The Committee closely monitored the performance of the Company and, in consultation with Pay Governance, reviewed and assessed management performance and best practices and trends regarding modifications to executive pay in response to the effect of the COVID-19 global pandemic. For reasons described below, the Committee determined not to modify the performance goals under the Company's incentive compensation plans.
During this challenging time, management acted quickly and decisively to right-size the Company’s business, reduce expenses, and mitigate the financial impact of COVID-19 while ensuring the financial stability of the Company and the safety of its employees. Among other things, management implemented a temporary reduction in pay for all employees across the Company on April 3, 2020 while ensuring the financial stability of the Company and the safety of its employees. In addition, after taking these crucial steps, management renegotiated and consummated the acquisition of the Park Place dealership group on terms more favorable to the Company and completed related financings and other important strategic acquisitions and divestitures during the COVID-19 global pandemic. Base salaries were reinstated on July 21, 2020 due to the performance of the Company and extraordinary efforts of management as described above. See “Review of Total 2020 Compensation – Base Salaries”.
In light of the foregoing, the Committee, after careful consideration and in consultation with the CEO and Pay Governance, determined not to modify the performance goals under the Company's executive incentive compensation plans because the Committee believed the performance goals were still appropriate.
Incentive Compensation Programs
The following results and achievements in 2020 impacted actual payouts and the overall compensation of our executive officers under our incentive compensation programs for 20201:
–our adjusted EBITDA was $426.8 million, an increase of 28% over 2019;
–our adjusted diluted EPS was $12.90, an increase of 36% over 2019;
–our 3 year average adjusted EPS growth was 26.5%;
–our same-store total parts and service gross profit was $470.8 million, a decline of 10% over 2019;
–our same-store used vehicle retail revenue was $1.69 billion, a decline of 5% over 2019; and
–our adjusted operating margin was 5.7%.
In determining the applicable payouts and reinstating base salaries, the Committee considered each of the results above in light of the extraordinary effort by management in acting quickly and decisively to manage successfully the Company’s operations during the COVID-19 global pandemic while ensuring the financial stability of the Company and the safety of its employees. In addition, the Committee considered management’s successful renegotiation and consummation of the acquisition of the Park Place dealership group on terms more favorable to the Company and completing a bond offering to fund the purchase thereof during the COVID-19 global pandemic.
1 For an explanation of non-GAAP measures and a reconciliation to GAAP, please see Appendix A

Compensation Philosophy & Guidelines
The Committee, with the input of Pay Governance, has developed an executive compensation philosophy that sets forth certain general guidelines the Committee considers in making decisions and recommendations related to executive compensation (including our named executive officers’ compensation). The key principles and considerations underlying our compensation philosophy are the following:
–create a “pay-for-results” culture with clear emphasis on pay-for-performance and accountability through the grant of cash and equity award opportunities;
–effectively manage the cost of compensation programs by providing that a substantial portion of executive pay opportunity is in the form of performance-based compensation;
–set performance goals that are actionable, clearly communicated and understood, and are challenging, yet obtainable;
–provide the opportunity for above market total compensation upon the achievement of performance above target performance;
–consider total compensation opportunities in light of competitive market practices, internal equity considerations, the individual’s experience, skills, tenure and how critical the individual's role is to the Company, historical and expected individual performance and significant contributions, and the nature and scope of the individual’s responsibilities;
–provide a balanced total compensation program to ensure management is not encouraged to take unnecessary or excessive risks;
–further align management and stockholder interests by requiring specified levels of equity ownership by management;
–reinforce teamwork and internal alignment of management; and
–consider stakeholder perceptions and governance practices when formulating pay plans and actions.
In order to effectively communicate expectations regarding our performance and incentivize executive officers to achieve specified performance objectives, we generally make compensation program decisions in the first quarter of a year. All such compensation decisions for our executive officers for 2020 were made at the Committee’s regularly scheduled meeting in the first quarter of 2020. All compensation decisions were consistent with our overall compensation philosophy and guidelines.

Elements of Compensation
The elements of the Company's compensation program, when considered collectively, are intended to implement our executive compensation philosophy and objectives by (i) allowing us to attract and retain executive-level talent, (ii) providing an appropriate level of financial certainty through non-variable compensation, (iii) providing opportunities for above market compensation based upon the achievement of specified financial and other appropriate performance objectives, and rewarding such achievement, and (iv) balancing short-term and long-term incentives. The key elements of our executive compensation program are outlined below, together with a summary of the purposes and considerations underlying each compensation element.

Pay Element	Form	Philosophy		Performance Alignment
Base Salary	Cash	✓	Fixed pay to recognize an individual's role and responsibilities	✓	Reviewed annually and set based on a review versus the external market, individual performance, and internal equity
Annual Incentive	Cash	✓	Achieve annual goals linked to operating results	✓	Rewards and recognizes annual accomplishment of key operating and strategic objectives
		✓	Provide competitive total cash compensation opportunity
		✓	Encourage internal alignment and teamwork
Long-Term Incentives	Performance Share Units/Restricted Stock	✓	Align NEOs' interests with shareholders	✓	Shareholder value creation
		✓	Balance short-term orientation of other pay elements	✓	Achievement of key value drivers
		✓	Retain executive talent	✓	Increase in share price
Other	Employment/Severance Agreements	✓	Ensure management objectivity regarding potential CIC transactions	✓	Align NEOs' interests with shareholders by providing competitive total remuneration allowing us to attract and retain top executive talent
		✓	Protect our interests through appropriate restrictive post-employment covenants
	Health & Welfare	✓	To be competitive in the markets where we compete for executive talent	✓	Align NEOs' interests with shareholders by providing competitive total remuneration allowing us to attract and retain top executive talent
		✓	To avoid materially different approaches to benefits among executive and non-executive employees
	Limited Perquisites	✓	Provide limited job-related and market-driven perquisites in line with our corporate governance philosophies	✓	Align NEOs' interests with shareholders by providing competitive total remuneration allowing us to attract and retain top executive talent

Total Compensation Program Supporting Attainment of Operating & Strategic Imperatives
Our overall compensation program is implemented in a manner supporting the attainment of various operating and strategic goals set from time to time. The Committee believes the program is appropriately managed by delivering compensation predominantly through variable performance-based compensation elements. As indicated below, during 2020, 79% of target total compensation(1) of our President & Chief Executive Officer and an average of 64% of our other named executive officers' target total compensation was delivered through at-risk compensation elements that were subject to vesting and/or performance conditions.

President & Chief Executive Officer	Other Named Executive Officers

(*)Long-term equity incentive included in these charts for 2020 consists of regular annual awards of performance share units and restricted stock with vesting as described below.
(1)Target total compensation is defined as annualized base salary plus cash incentive award opportunities at target level plus regular annual long-term equity award opportunities granted for the year (at target level when such opportunities have the potential for variable payout levels). Other benefits are generally excluded from this term as they do not constitute a material part of compensation paid to our named executive officers.

Policies and Practices
Our compensation philosophy and guidelines are implemented through a number of policies and practices described below. The Committee continually monitors and, as appropriate, adjusts our compensation policies and practices to ensure that they are consistent with our philosophy and, as appropriate, emphasize and reward executives for results that are aligned with long-term stockholder interests and corporate governance best practices. A listing of “what we do” and “what we don’t do” is presented below:

What We Do		What We Don't Do
✓	Pay‑for‑Performance: Majority of pay is performance- based and not guaranteed	✗
No Excise Tax Gross‑Ups: The Company will not enter into any new agreements, or materially amend any existing employment agreements with its executives that provide excise tax gross-ups in the event of a change in control of the Company

✓	Multiple Performance Metrics and Time Horizon: Use multiple performance metrics and multi‑year vesting and measurement periods for long‑term incentives
✓	Capped Maximum Incentives: Short- and long-term incentive programs cap the maximum amount payable to help mitigate the potential risk of our programs	✗	No Repricing or Buyouts of Stock Options: The Company’s equity plan prohibits repricing or buyouts of underwater stock options
✓	Annual Compensation Risk Review: Annually assess risk in compensation programs	✗	No Hedging or Pledging: NEOs are prohibited from hedging their ownership or pledging Company stock as collateral
✓	Double‑Trigger Change in Control. Cash severance payments and equity acceleration require both a change in control of the Company and constructive termination (“double-trigger”)	✗	No Dividends on Unearned PSUs: No dividends or dividend equivalents are paid on PSUs until they become vested and earned
✓	Share Ownership Guidelines: NEOs must comply with share ownership requirements
✓
Recoupment Policy: We maintain a recoupment policy that provides for recovery of incentive compensation in the event of fraud, embezzlement, theft or a financial restatement due to fraud or intentional misconduct

✓	Challenging Performance Objectives: Set challenging performance objectives for Annual and Long-Term Incentives
✓
Use of Independent Consultant: The Compensation Committee has retained an independent compensation consultant that performs no other consulting services for the Company and has no conflicts of interest

✓	Limited Perquisites: We provide our executive officers with only limited perquisites, such as those which we consider appropriate and typical in our industry
The Role of Stockholder Say-on-Pay Votes and Related Considerations
We provide our stockholders with the opportunity to vote annually, on an advisory basis, on the compensation of our named executive officers (the “say-on-pay vote”). At our 2020 Annual Meeting of Stockholders, approximately 97.3% of the votes cast by stockholders’ on the say-on-pay vote were in favor of the compensation of our named executive officers. The Committee has considered the results of the say-on-pay vote and believes this favorable vote affirms our stockholders’ support of its approach to executive compensation. Stockholders must be given the opportunity to vote, on an advisory basis, on the frequency of future say-on-pay votes at least every six years. The next required advisory vote on the frequency of future say-on-pay votes will occur no later than our 2023 Annual Meeting of Stockholders.
In addition to consideration given to the results of the say-on-pay vote, at various times throughout the year the Committee considers direct and indirect input from stockholders and other stakeholders, and more general developments in executive compensation principles, in the development and implementation of the Company’s executive compensation philosophy, policies and practices. For additional information on how these considerations impacted 2020 compensation decisions, see “Policies and Practices” above.

Compensation Consultant
In 2020, as in prior years, the Committee retained Pay Governance as its independent executive compensation consultant. At least annually, the Committee conducts a review of its compensation consultant's performance and potential conflicts of interest. In accordance with applicable SEC and NYSE requirements the Committee reviewed the compensation consultant's independence, taking into account the six compensation consultant independence factors adopted by the SEC to guide companies in determining the independence of compensation consultants, and concluded that the work of the compensation consultant, including certain work for the Governance & Nominating Committee described below, did not raise any conflicts of interest.
Pay Governance provides advice to the Committee on matters related to the fulfillment of the Committee’s responsibilities under its charter and on a wide range of executive compensation and related governance matters. As advisor to the Committee, Pay Governance reviews the Company's overall compensation strategy and pay levels for the Company’s executive officers, examines all aspects of the Company’s executive compensation programs to ensure their ongoing support of the Company’s business strategy, informs the Committee of developing legal and regulatory considerations affecting executive compensation and benefit programs, and provides general advice to the Committee with respect to compensation decisions pertaining to the Chief Executive Officer and other executive officers.
During 2020, at the Committee’s request, Pay Governance (i) reviewed our annual proxy statement disclosures, (ii) provided the Committee with an analysis of the compensation of our named executive officers as reported in the Company’s 2020 proxy statement as compared to the compensation of the named executive officers of companies within our Peer Group as reported in their proxy statements, (iii) provided the Committee with a review of incentive design practices among its peer group and the broader industry, (iv) reviewed our Peer Group to ensure it continues to represent appropriately comparable companies for evaluating executive pay, and (v) provided the Committee with advice regarding best practices and trends regarding modifications to executive pay in response to the COVID-19 global pandemic.
The Committee reviews the performance of its compensation consultant on an annual basis. Periodically, the Committee conducts a confidential Request for Proposal (“RFP”) wherein independent compensation consultants are given the opportunity to submit qualitative and quantitative information for evaluation and approval to serve as an advisor to the Committee. Notwithstanding the long-term advisory compensation-related services rendered by Pay Governance to the Committee and the Board, the Committee determined to undertake a RFP process to ensure that the Company’s compensation programs contemplate all current best practices. As part of the comprehensive RFP process, the Committee assessed several independent compensation advisor firms, including Pay Governance, with respect to each firm's qualifications, capabilities and costs. The assessment included a comprehensive written questionnaire followed by interviews of the finalist firms conducted by the members of the Committee. Following the annual review and the comprehensive RFP process, the Committee determined to retain Pay Governance as its compensation consultant.
In 2020, the Committee also retained Pay Governance to provide advice with respect to the types, amount and competitiveness of the compensation paid to non-employee directors of the Company for their service on the Board. Such advice was delivered to the Governance & Nominating Committee, which is the committee responsible for recommending to the Board the compensation of directors.
Reviewing Executive Compensation
With the input and analysis of its independent compensation consultant, the Committee considers a peer group for purposes of evaluating our compensation levels (the “Peer Group”) against executives in similar positions. From time to time, the Committee and its independent compensation consultant evaluate the Peer Group to ensure that the Committee is evaluating appropriately comparable companies. For purposes of 2020 compensation decisions, the Peer Group consisted of the following companies:
–Automotive Retailers:  AutoNation, Inc., Group 1 Automotive, Inc., Lithia Motors Inc., Penske Automotive Group, Inc. and Sonic Automotive Inc. (collectively, the "Automotive Peer Group")
–Non-Automotive Retailers:  Abercrombie & Fitch, Advance Auto Parts, Big Lots Inc., Burlington Stores, Inc., Designer Brands, Inc., Rent‐A‐Center, Inc., Rush Enterprises, Inc., Sally Beauty Holdings Inc., Tailor Brands, Inc., Tractor Supply Company and Williams‐Sonoma Inc., which have a median annual revenue of approximately $5.3 billion.
The Committee reviewed the executive compensation data of the Peer Group in order to evaluate and confirm whether our executive compensation was within a reasonably competitive range, but did not set 2020 executive compensation levels at a specific target percentile within the Peer Group or any other comparator group. Rather, executive compensation decisions were based on the full consideration of all of the elements discussed above, together with the additional considerations discussed below, all of which provide input into the Committee’s deliberations and inform its decisions.

Additional Considerations in Making Executive Compensation Decisions
As described above, while we do not specifically benchmark our executive compensation, the Committee generally aims to establish total compensation for our executive officers at levels it considers competitive with executives in similar positions within our Peer Group. Notwithstanding this, given the Committee's focus on the alignment of management and stockholder interests and the related use of short-term cash incentives and time-vested and performance-based equity compensation as the principal components of compensation, the Committee expects that when our performance exceeds targeted performance levels, the actual payouts received by our executive officers may be above competitive median levels. In addition to considering the evaluations and analyses prepared by Pay Governance, to help evaluate our executive compensation against that of our Peer Group, the Committee considered a number of other factors when setting executive officer compensation for 2020, including:
–the executive’s knowledge, skills, abilities, experience, tenure and how critical the individual's role is to the Company;
–the nature and scope of the individual’s responsibilities;
–our financial condition and recent operating results; and
–internal equity considerations.
Review of 2020 Total Compensation
For 2020, each named executive officer was initially eligible to receive compensation consisting of the following four primary elements: (i) a base salary; (ii) a short-term (annual) incentive in the form of a cash bonus opportunity pursuant to our 2019 Equity & Incentive Compensation Plan (the "2019 Plan"); (iii) long-term incentives in the form of equity awards under the 2019 Plan; and (iv) certain limited perquisites and other benefits.
Base Salaries
On an annual basis, absent a change in circumstances at another time of year that would make reconsideration appropriate at that time, the Chief Executive Officer makes recommendations to the Committee regarding increases, if any, in base salaries for named executive officers other than himself. The Committee reviews increases in base salary for the Chief Executive Officer, if any. In setting base salary, the Committee takes into account the named executive officer’s experience, skills, tenure and importance to us, historical individual performance, significant contributions, the nature and scope of the individual’s responsibilities and internal equity considerations. The Committee also considers our financial health and the compensation data from our Peer Group received from its independent executive compensation consultant.
Following the regular, annual review of base salaries by the Committee at its regularly scheduled meeting in the first quarter of 2020, the Committee awarded market-based adjustments in base salaries to certain of the named executive officers. Annual base salaries for 2020 for our named executive officers as determined by the Board of Directors in February 2020, and actual salaries as a result of the temporary reduction in pay due to the COVID-19 pandemic, as described further below, were as follows.

Name	Current Position	2020 Annualized Base Salary	2020 Actual Base Salary(4)
David W. Hult	President & Chief Executive Officer	$1,100,000	$931,731
Patrick J. Guido	Senior Vice President & Chief Financial Officer(1)	$625,000	$372,596
Daniel Clara	Senior Vice President, Operations(2)	$600,000	$616,695
George A. Villasana	Senior Vice President, General Counsel & Secretary	$595,000	$558,750
Jed Milstein	Senior Vice President & Chief Human Resources Officer	$525,000	$489,904
William F. Stax	Vice President, Controller & Chief Accounting Officer(3)	$247,860	$240,158
(1)Mr. Guido has served as Senior Vice President & Chief Financial Officer since May 11, 2020.
(2)Mr. Clara has served as Senior Vice President, Operations since January 29, 2020.
(3)Mr. Stax served as Interim Principal Financial Officer from November 16, 2019 to May 10, 2020.
(4)Amounts reflect actual base salary, net of COVID-19 related temporary salary reductions. Amount for Mr. Clara includes commissions earned in January 2020 prior to assuming his current role.
As a result of the COVID-19 pandemic and related measures and guidelines, the Company experienced a sudden and significant decline in its sales and service business operations. In response to the effects of the COVID-19 global pandemic, management acted quickly to right-size the Company’s business, reduce expenses and mitigate the financial impact of COVID-19 by, among other things, implementing a temporary reduction in pay on April 3, 2020 for all employees across the Company, including the following reductions:

–50% base salary reduction for the President and Chief Executive Officer,
–20% base salary reduction for the Senior Vice Presidents,
–20% average pay reduction for the Regional and Field Vice Presidents and National Directors, and
–10% base salary reduction for all other Vice Presidents.
Base salaries were reinstated on July 21, 2020 due to the performance of the Company and the extraordinary efforts of management.
Annual Cash Incentive Opportunity
As described above, in order to motivate management toward the achievement of certain pre-established corporate goals and to remain competitive in the industry, we believe that a significant portion of each executive officer’s total compensation should be performance-based. We also believe that our executives are motivated by the opportunity to earn incremental cash compensation based upon the achievement of annual performance objectives, and that such opportunity properly fosters effective management, innovative thinking and, in some instances, the implementation of effective cost-saving measures by our executive officers, which may enable us to further enhance our stockholder value. Cash awards paid to our executive officers are paid under the terms of our Amended and Restated Key Executive Incentive Compensation Plan.
For 2020, the Committee decided it was appropriate to use substantially the same cash incentive plan structure that was used in 2019, with potential payouts under the cash incentive plan being dependent upon the achievement of EBITDA (subject to adjustment as described below) correlated with actual United States Annual Automotive Sales (“USAAS”) as reported by Motor Intelligence. We define EBITDA as earnings before non-floor plan interest, income taxes and depreciation and amortization. The selection of EBITDA as the performance benchmark for payouts under the annual cash incentive plan reflected the Committee’s continued belief that EBITDA is an important metric used by management from time to time to evaluate and analyze results and the impact on the Company of strategic decisions and actions relating to, among other things, events outside of normal, or “core,” business operations, and is often used by investors and market analysts in comparing performance and in determining enterprise value. Further, the Committee believed it was appropriate to establish award opportunities at various levels of actual USAAS, which is highly uncertain and is beyond the control of management. As a result, the Committee believed it was appropriate to increase target EBITDA at higher levels of USAAS.
In connection with the determination of EBITDA as the appropriate performance metric under the annual cash incentive plan, the Committee further believed it was appropriate to provide for certain potential adjustments to the traditional measure of EBITDA to account for the impact on our financial results of certain potential extraordinary items that are considered outside of normal, or core, business operations.
Under the annual cash incentive plan, to account for the potential for different levels of 2020 USAAS, three EBITDA performance goals were established: (i) a “threshold” level; (ii) a “target” level; and (iii) a “maximum” level at varying levels of USAAS. Under the terms of the annual cash incentive plan, if EBITDA did not meet the established “threshold” level at the actual USAAS, no payouts would be made under the plan. Further, if EBITDA exceeded the established “maximum” level at the actual USAAS, payout under the annual cash incentive plan would be limited as if performance had equaled the maximum performance goal. If actual USAAS was between two established levels, or if the achievement of EBITDA performance goals was between threshold and target levels, or target and maximum levels, participants would be entitled to a ratable portion of any payment due based upon linear interpolation.
In determining what it considered an appropriate “target” performance goal at the various levels of USAAS, the Committee consulted with management and evaluated various internally-prepared models and forecasts. The Committee approved the threshold and maximum performance goals at 85% and 115% of target, respectively.
The table below sets out the threshold, target and maximum EBITDA performance goals approved for 2020.

Actual USAAS (in millions)	EBITDA Performance Goals (in millions)
	Threshold (85% of Target) 50% Payout	Target (100%) 100% Payout	Maximum (115% of Target) 200% Payout
13.5 & lower	$255.0	$300.0	$345.0
14.5	$266.9	$314.0	$361.1
15.5	$278.8	$328.0	$377.2
16.5	$290.7	$342.0	$393.3
17.5	$302.6	$356.0	$409.4
18.5 & above	$314.5	$370.0	$425.5

The Committee also has the discretion to increase the bonus payout by up to ten percentage points based on the Committee's subjective evaluation of the achievement of strategic initiatives, including operational initiatives, acquisitions, divestitures and others in furtherance of the Company's long-term interests. The Committee did not exercise this discretion for 2020, despite the extraordinary efforts of management in connection with the acquisition of the Park Place dealership group and related financings and other important strategic acquisitions and divestitures because the Company’s EBITDA performance had already reached the maximum payout of 200% under the annual cash incentive plan.
The Committee established incentive opportunities, as a percentage of base salary, for each named executive officer dependent upon each named executive officer’s respective current and expected positions, skills, and experience, as well as other factors described above, including the degree of responsibility assumed and expected to be assumed by such individual for aspects of the organization that impact our financial performance.
For 2020, actual USAAS as reported by Motor Intelligence was 14.6 million. Based on this level of USAAS, EBITDA levels for the purpose of determining payouts under the annual cash incentive plan were calculated by interpolation as follows: threshold: $267.7 million; target: $315.0 million; and maximum: $362.2 million. The Company reported adjusted EBITDA of $426.8 million in 2020, which after the application of the Committee's discretion under the plan to determine the actual payout based on performance and operational results, resulted in a formulaic payout of 200%. The various incentive opportunities (as a percentage of base salary) and actual dollar amounts paid pursuant to the 2020 annual cash incentive plan are detailed in the table below.

Name	Threshold Opportunity	Target Opportunity	Maximum Opportunity	Actual Payment (200% of Target)
David W. Hult	62.5%	125%	250%	$2,750,000
Patrick J. Guido (1)	37.5%	75%	150%	$625,000
Daniel Clara (2)	37.5%	75%	150%	$825,000
George A. Villasana	37.5%	75%	150%	$892,500
Jed Milstein	37.5%	75%	150%	$787,500
William F. Stax	17.5%	35%	70%	$173,502
(1)Mr. Guido's actual payout was prorated 66.67% due to his participation in the plan starting on May 11, 2020.
(2)Mr. Clara's actual payout was prorated 91.67% due to his participation in the plan starting on January 29, 2020.
Equity-Based Compensation Opportunities
As described elsewhere in this CD&A, the Committee believes it is appropriate that a significant portion of executive officer compensation opportunity be in the form of at-risk equity awards, the payment of which is dependent upon the achievement of either or both of: (i) certain predetermined financial metrics and (ii) continued employment. The Committee generally does not use a specific formula for allocating equity-based compensation opportunity as a percentage of total compensation for the named executive officers. For 2020, consistent with prior years, the Committee considered a number of factors in establishing the level of long-term equity-based compensation opportunity for each named executive officer, primarily:
–Peer Group compensation pay practices and norms for comparable executives;
–general industry pay levels for comparable executives as gathered from publicly-available sources;
–historical individual performance and responsibility of the executive;
–knowledge, skills, abilities, experience, tenure and how critical the individual's role is to the Company;
–expected future responsibilities of the executive;
–the impact of recent historical equity-based compensation decisions, awards and payouts to each executive; and
–internal pay equity considerations.

Annual Equity Awards Program
In evaluating the structure of equity-based compensation awards and type of equity award opportunities, the Committee designed equity-based awards for executive officers in 2020 that are intended to address both the long-term performance and retention objectives of our equity compensation philosophy, while at the same time promoting the achievement of operational excellence. The Committee determined that the value of the annual grant for executives who were employed by the Company when the grants were approved in the first quarter of 2020, assuming target level performance, would consist of:
–60% performance share units (except in the case of Mr. Stax, for whom 50% of the award was in the form of performance share units for the reasons described below); the vesting of which is subject to our achievement of certain financial performance metrics, as described below, as well as the passage of time, which the Committee believes provides an appropriate balance of executive officer focus on our financial success, and economic benefit for continued employment; and
–40% time-vesting restricted stock (except in the case of Mr. Stax, for whom 50% of the award was in the form of time-vesting restricted stock); which the Committee believes enhances executive officer retention.
When executives first join the Company, it also is customary for the Committee to grant the executive an equity award in order to induce the executive to accept employment with the Company and in furtherance of our principle of encouraging equity ownership by management. In light of a number of factors, including the timing of his hiring, pay equity considerations in light of his former position, and negotiations conducted in connection with his hiring, the Committee determined that all of Mr. Guido’s equity award would be in the form of restricted stock units, rather than having a portion of such awards at-risk based on Company performance in 2020. As such, upon joining the Company in May 2020, Mr. Guido was granted an award of 8,985 shares of restricted stock units, which units, similar to equity awards granted to other named executive officers, vest in three equal annual installments beginning on the first anniversary of the grant date.
2020 Annual Restricted Stock Award Terms
The annual restricted stock awards granted to the named executive officers by the Committee generally vest ratably over three years beginning on the first anniversary of the grant date, as the Committee believes that this provides appropriate officer retention benefits and, assuming the continued employment of the executive, also provides for a level of consistency in future compensation.
In the event that dividends are paid on shares of our common stock at any time when restricted stock awards remain unvested, any such dividends will accrue and be payable to the grantee upon vesting of the underlying restricted shares. In the event such shares do not vest, no such dividends will be paid.
2020 Annual Performance Share Unit Award Terms
The annual performance share unit awards granted to the named executive officers had a performance period based on our fiscal year 2020 performance (described below). Based on achievement against the applicable performance goals, the earned portion of these awards (if any) vests ratably over three-years, generally subject to continued employment through the vesting period. These performance share unit awards, if earned, will be paid in shares of our common stock. In developing the structure of the annual performance share unit award program, the Committee believed it was important to set what it considered challenging yet attainable targets for the performance period. The Committee determined that it would be appropriate to measure our performance against multiple performance metrics (including one metric with a three-year performance horizon) during 2020. The Committee believes that the blend of fiscal 2020 performance goals along with vesting restrictions over a longer time horizon appropriately recognizes the difficulty in forecasting performance results in the automotive industry, while also promoting alignment with shareholder interests, retention of executives, and the achievement of operational excellence.
The annual performance share unit awards provide each executive with a target number of performance share units that may be earned based on a mix of our absolute performance and our performance relative to our Automotive Peer Group (generally referencing each entity's most recent publicly available financial results) with respect to performance metrics approved by the Committee in the first quarter of the year as described below.
The number of performance share units awarded to each executive (other than the Chief Executive Officer) was recommended to the Committee by the Chief Executive Officer based on the factors described above in “Equity Based Compensation Opportunity,” and included but were not limited to each executive’s past performance and level of responsibility. The number of performance share units awarded to the Chief Executive Officer was determined by the Committee and awarded to the Chief Executive Officer based on these same factors.
Under our 2020 annual performance share unit award program, our performance, and the actual number of shares to be earned, was to be determined or scored based upon the following performance elements, and weightings, which were chosen because the Committee determined them to be key drivers of growth, operational efficiency, stockholder value and long-term performance in our industry, as follows:

Performance	Weighting	Minimum	Maximum
Relative
Same-Store Used Car Revenue Growth vs. Peers	20%	Lowest	Highest
Operating Margin vs. Peers	20%	Lowest	Highest
3-Year EPS Growth vs. Peers	40%	Lowest	Highest

Absolute
Same-Store Parts and Service Customer Pay Gross Profit Growth	20%	5%	10%

Total Potential Payout as % of Target		0%	150%
Notwithstanding our performance relative to the Automotive Peer Group, the Committee determined that, if our EPS growth was negative for the performance year, payout under the annual performance share unit awards would be limited to 100%. In addition, payout under the annual performance share unit awards is subject to the following total shareholder return (“TSR”) modifiers: (i) if the Company’s TSR increases by more than ten percent (10%), then payout will increase by ten percentage points (10%); (ii) if the Company’s TSR decreases by more than ten percent (10%), then payout will decrease by ten percentage points (10%); and (iii) if the Company’s TSR decreases by more than twenty percent (20%), then payout would be limited to 100%. Regardless of the amount of the increase in the Company’s TSR, the maximum payout is limited to 150%. The metrics used in the 2020 performance share unit award program were selected because of their relative importance to our financial success.
The Committee reserved the right to adjust performance results under the 2020 performance share unit awards for the Company and each member of the Automotive Peer Group for material, publicly disclosed non-core items.
The scores for each performance element are accumulated, such that the highest achievable score would result in a payout at 150% of target, the lowest achievable score would result in a payout at 0% of target and a score in between would be interpolated.
The actual number of performance share units earned was determined after the end of the 2020 fiscal year based on the Committee’s evaluation of our performance against the applicable metrics. After evaluating our performance on a cumulative basis, under each of the four performance metrics discussed above, including as compared to the performance of the Automotive Peer Group and general market conditions, as applicable, the Committee determined the actual payout based on performance and operational results and established a payout of a number of performance share units at 75% of target. In addition, the Committee determined that the Company's 2020 total shareholder return was 37%, which, after the application of the TSR modifier (described above), resulted in an increase in the payout to 85% of target. Payments of awards pursuant to the 2020 annual performance share unit award program were earned as set forth below.

Name	Target Number of PSUs Granted	Number of Shares of Common Stock Awarded Under the 2020 Annual Performance Share Unit Award Program
David W. Hult	17,248	14,661
Patrick J. Guido(1)	—	—
Daniel Clara	3,136	2,666
George A. Villasana	3,606	3,066
Jed Milstein	2,508	2,132
William F. Stax	653	556
(1)Mr. Guido joined the Company on May 11, 2020 and, therefore, all of his 2020 equity awards were granted in restricted share units.
In accordance with the terms of the 2020 annual performance share unit award program, one-third of the award earned by each named executive officer was eligible to vest on the later of the first anniversary of the grant date and the date the payout of a number of shares of our common stock is established by the Committee, with the remainder of the award vesting in equal amounts on the second and third anniversaries of the grant date, subject generally in each case to the executive’s continued employment.
Special Restricted Stock Unit Grants
In January 2020, prior to the government and other shutdowns related to the COVID-19 pandemic, the Committee approved an additional, special grant of 2,613 restricted stock units to each of Mr. Villasana and Mr. Milstein and 1,568 restricted stock units to Mr. Stax. These special awards were granted to Messrs. Villasana, Milstein and Stax in recognition of their extraordinary contributions to the Company throughout the year and to better align their compensation with direct competitor levels based on our Peer Group. These restricted stock unit awards will vest ratably over a three year period with one-third of the special restricted stock units vesting on each of the first three anniversaries of the grant date, subject in each case to Mr. Villasana’s, Mr. Milstein’s and Mr. Stax’s continued employment.
Deferred Compensation Plan
On October 17, 2017, the Company adopted the Asbury Automotive Group, Inc. Deferred Compensation Plan, an unfunded deferred compensation plan (the “DCP”). Pursuant to the DCP, certain of our key employees, including each of the named executive officers, could elect to defer the receipt of a portion of their compensation. Any amounts deferred by a named executive officer under the DCP were credited to the named executive officer’s account and treated as invested in investments selected by the named executive officer from those made available from time to time under the DCP. Each account was adjusted for any gains or losses attributable to the investments selected by the named executive officer, and each named executive officer was 100% vested in his or her deferred compensation and any deemed earnings thereon. The Company did not make any matching or discretionary contributions under the DCP. Under the DCP, the Company was obligated to make payment at a future date of the deferred compensation credited to the named executive officer’s bookkeeping account, adjusted for any gains or losses attributable to the investments selected by the named executive officer. Distributions under the DCP will be made according to the named executive officer’s elections and the provisions of the DCP. Any deferred compensation obligations under the DCP are our general unsecured obligations. The DCP is intended to conform with the requirements of Section 409A of the Code, and is administered by an investment committee of the Company.
In July 2019, the Board, upon the recommendation of the Committee, terminated the DCP effective December 31, 2019. No new deferrals were credited to the DCP after such date and all participants in the DCP will receive a lump sum payment of the full balance of their respective accounts as of a date selected by the Committee that is between 12 and 24 months after the Company has taken all necessary action to terminate and liquidate the DCP.
Other Benefits
In 2020, our executive officers were eligible to participate in the employee benefit plans generally available to all of our employees in the corporate office, including medical, dental, life and disability insurance plans, as well as to participate in our 401(k) plan.
In the automobile retailing industry, senior executives are typically provided with the use of one or more demonstrator vehicles from a retailer’s inventory of new vehicles in order to, among other things, show support for the retailer’s offered brands. Executives are typically entitled to these vehicles for business and personal use. Management has limited the number of demonstrator vehicles provided to our employees due to the risks associated with the use of such vehicles. To provide a similar benefit, we provide a cash car allowance of $800 per month to certain of our corporate officers, including our named executive officers (except Mr. Clara and Mr. Guido, who received the use of one demonstrator vehicle in lieu of a cash car allowance). Additionally, in 2020, Mr. Hult was entitled to use one demonstrator vehicle pursuant to the terms of his employment agreement.
In connection with Mr. Guido’s appointment as Chief Financial Officer, he was provided (i) a sign-on bonus in the amount of $250,000 payable in a lump sum on the first payroll date following ninety (90) days after his appointment and, (ii) in lieu of relocation assistance, a one-time payment of $150,000 payable in six (6) equal monthly installments. Each of the payments described above in (i) and (ii) would be subject to repayment if Mr. Guido voluntarily terminates his employment with the Company within one year from this appointment as Chief Financial Officer.
Recoupment Policy
We have a recoupment policy that provides for the recovery of compensation from certain employees upon the restatement of financial statements, misconduct and certain other events as described below. Specifically, our recoupment policy requires that executive officers reimburse us for the after-tax difference between actual performance-based incentive compensation paid and the performance-based incentive compensation that would have been paid based on our actual financial results, giving effect to any restatement of financial statements, if so required, or after giving effect to the correction of any accounting, clerical, administrative, mathematical or other error in connection with the making of such payment. In addition, our recoupment policy permits us to recoup actual compensation paid to any employee to cover any amounts that may have been embezzled, stolen or otherwise misappropriated by such employees. The foregoing summary of our recoupment policy is qualified in its entirety by reference to the complete text of our recoupment policy contained in our Corporate Governance Guidelines, which can be found on our website at www.asburyauto.com/company/investor-relations/ under “Corporate Governance.”

Employment, Severance and Change in Control Arrangements
General Provisions of Employment and Severance Agreements
We have entered into an employment agreement with Mr. Hult. In addition, we are party to certain agreements relating to severance pay with each of Mr. Guido, Mr. Milstein, Mr. Stax and Mr. Villasana. These agreements provide for the allocation of certain benefits in the event of involuntary termination of the employment of the named executive officer without cause or by the named executive officer where good reason exists, and in the case of Mr. Stax, in the event of either of these qualifying terminations within two years following a change in control.
We believe that our severance arrangements serve as appropriate retention and motivational tools for our continuing named executive officers by generally providing a measure of financial security in the event of an unplanned termination of employment, with the exception of a termination for cause. Furthermore, from time to time, we examine various strategic alternatives, and the provisions of these agreements are important to retain these key people whose continued employment might be at risk in certain changes of control, although such transactions may otherwise be in the best interests of our stockholders. As a corporate policy, we believe that it may be difficult to attract and retain talented executives with provisions in our severance arrangements that deny severance benefits in the event of a termination for other than performance-related issues.
A description of the terms of our named executive officers' employment, severance and separation agreements, including the potential payouts to these individuals pursuant to applicable severance provisions thereof, are summarized in the “Potential Payments Upon Termination or Change in Control” section of this proxy statement.
Tax Treatment of Certain Compensation
In making decisions about executive compensation, we continue to consider the impact of regulatory provisions, including the provisions of Section 409A regarding non-qualified deferred compensation and the “golden parachute” provisions of Section 280G of the Code. We also consider how various elements of compensation will impact our financial results. In this regard, we consider the impact of applicable stock compensation accounting rules, which determine how we recognize the cost of employee services received in exchange for awards of equity instruments.

COMPENSATION & HUMAN RESOURCES COMMITTEE REPORT
The Compensation & Human Resources Committee has reviewed and discussed with management the "Compensation Discussion & Analysis" section of the proxy statement required by Item 402(b) of Regulation S-K of the Exchange Act and, based on such review and discussions, the Compensation & Human Resources Committee recommended to the Board that the "Compensation Discussion & Analysis" section be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
Members of the Compensation & Human Resources Committee
Bridget Ryan-Berman (Chair)
Thomas C. DeLoach, Jr.
Juanita T. James
Maureen F. Morrison

COMPENSATION COMMITTEE INTERLOCKS & INSIDER PARTICIPATION
During 2020, Ms. Ryan-Berman (Chair), Mr. DeLoach, Ms. James, Ms. Morrison and Mr. Katz, none of whom is or was formerly an officer or employee of the Company, served as members of the Compensation & Human Resources Committee of our Board. None of the Compensation & Human Resources Committee members or other members of the Board serves as an executive officer of any entity for which one of the Company’s executive officers serves as a director or member of such other entity’s compensation committee.

EXECUTIVE COMPENSATION
The following table shows the compensation for fiscal years 2020, 2019 and 2018 to our named executive officers. For a more detailed discussion about the compensation arrangements for these executive officers, see “Compensation Discussion & Analysis.”
Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation	Total
David W. Hult President & Chief Executive Officer (4)	2020	$931,731	$—	$2,750,034	$2,750,000	$22,235	$6,454,000
	2019	$1,000,000	$—	$2,749,974	$1,687,500	$21,834	$5,459,308
	2018	$1,000,000	$—	$2,750,001	$1,212,500	$20,915	$4,983,416
Patrick J. Guido Senior Vice President & Chief Financial Officer(5)	2020	$372,596	$250,000	$600,018	$625,000	$166,279	$2,013,893
Daniel Clara Senior Vice President, Operations(6)	2020	$616,695	$—	$500,015	$825,000	$3,769	$1,945,479
George A. Villasana Senior Vice President, General Counsel & Secretary(7)	2020	$558,750	$—	$824,972	$892,500	$9,600	$2,285,822
	2019	$571,154	$—	$575,024	$582,188	$9,600	$1,737,966
	2018	$519,231	$—	$524,984	$381,938	$9,600	$1,435,752
Jed Milstein Senior Vice President & Chief Human Resources Officer(8)	2020	$489,904	$—	$649,914	$787,500	$9,660	$1,936,978
	2019	$471,154	$—	$399,999	$480,938	$9,840	$1,361,931
	2018	$421,154	$—	$570,057	$247,350	$9,840	$1,248,401
William F. Stax Vice President, Controller & Chief Accounting Officer(9)	2020	$240,158	$—	$275,023	$173,502	$8,677	$697,360
	2019	$229,154	$—	$100,034	$108,439	$—	$437,627
	2018	$223,846	$—	$100,010	$76,388	$—	$400,244
(1)Amounts for 2020 reflect actual base salary, net of the COVID-19 related temporary annual base salary reductions.
(2)The amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for awards of performance share units and shares of restricted stock for the fiscal years ended December 31, 2020, 2019 and 2018, as described in the “Compensation Discussion & Analysis—Review of 2020 Compensation—Equity-Based Compensation Opportunities” discussion and in footnotes 2 and 3 of the “2020 Grants of Plan-Based Awards" table below. For a more detailed discussion of the assumptions used to determine the valuation of the stock awards set forth in this column, please see a discussion of such valuation in Note 21 in the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 1, 2021. The maximum possible value of performance awards at the grant date (based on the assumption that the highest level of performance is achieved) granted to each of our named executive officers in 2020 was as follows: Mr. Hult: $2,474,915; Mr. Guido: $0 ; Mr. Clara: $449,985; Mr. Stax: $93,699; Mr. Villasana: $517,425; and Mr. Milstein: $359,873. For additional information on the actual number of performance share unit awards granted, see the discussion under “Compensation Discussion & Analysis–Review of 2020 Compensation–Equity-Based Compensation Opportunities” above.
(3)The amounts in this column represent the actual amount earned by, and paid to, the named executive officers under the applicable year’s annual cash incentive plan.
(4)All Other Compensation represents (i) the aggregate incremental cost of $12,635 associated with the use of one demonstrator vehicle; and (ii) an automobile allowance.
(5)Mr. Guido joined the Company as Senior Vice President, Chief Financial Officer of the Company on May 11, 2020. Pursuant to the terms of his employment letter, Mr. Guido received a sign-on bonus of $250,000 in cash and his annual non-equity incentive award was prorated for the portion of the year he was employed by the Company. All Other Compensation represents (i) $150,000 payable to Mr. Guido in lieu of relocation assistance; (ii) the aggregate incremental cost of $16,259 associated with the use of one demonstrator vehicle; and (iii) a gym membership subsidy.
(6)Mr. Clara was appointed Senior Vice President, Operations, on January 29, 2020. The salary amount includes $70,541 in commissions earned by Mr. Clara in January 2020 in connection with his prior position with the Company. Mr. Clara's non-equity incentive plan award was prorated to reflect his time as Senior Vice President, Operations. All Other Compensation represents the aggregate incremental cost of $3,769 associated with the use of one demonstrator vehicle
(7)All Other Compensation represents an automobile allowance.
(8)All Other Compensation represents (i) an automobile allowance; and (ii) a gym membership subsidy.
(9)Mr. Stax served as Interim Principal Financial Officer from November 16, 2019 until May 10, 2020.

2020 Grants of Plan-Based Awards

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2) (# of shares)			All Other Stock Awards: Number of Shares of Stock or Units(3)	Grant Date Fair Value of Stock and Option Awards
			50% Threshold	100% Target	200% Maximum	Threshold	Target	Maximum
David W. Hult	1/28/20	1/28/20	$687,500	$1,375,000	$2,750,000	—	—	—	—	$—
	2/4/20	1/28/20	$—	$—	$—	3,450	17,248	25,872	—	$1,649,944
	2/4/20	1/28/20	$—	$—	$—	—	—	—	11,500	$1,100,090
Patrick J. Guido(4)	5/11/20	4/9/20	$156,250	$312,500	$625,000	—	—	—	—	$—
	5/11/20	4/9/20	$—	$—	$—	—	—	—	8,985	$600,018
Daniel Clara(5)	1/29/20	1/28/20	$206,250	$412,500	$825,000	—	—	—	—	$—
	2/4/20	1/28/20	$—	$—	$—	627	3,136	4,704	—	$299,990
	2/4/20	1/28/20	$—	$—	$—	—	—	—	2,091	$200,025
George A. Villasana	1/28/20	1/28/20	$223,125	$446,250	$892,500	—	—	—	—	$—
	2/4/20	1/28/20	$—	$—	$—	721	3,606	5,409	—	$344,950
	2/4/20	1/28/20	$—	$—	$—	—	—	—	2,405	$230,062
	2/4/20	1/28/20	$—	$—	$—	—	—	—	2,613	$249,960
Jed Milstein	1/28/20	1/28/20	$196,875	$393,750	$787,500	—	—	—	—	$—
	2/4/20	1/28/20	$—	$—	$—	502	2,508	3,762	—	$239,915
	2/4/20	1/28/20	$—	$—	$—	—	—	—	1,673	$160,039
	2/4/20	1/28/20	$—	$—	$—	—	—	—	2,613	$249,960
William F. Stax	1/28/20	1/28/20	$43,376	$86,751	$173,502	—	—	—	—	$—
	2/4/20	1/28/20	$—	$—	$—	131	653	980	—	$62,466
	2/4/20	1/28/20	$—	$—	$—	—	—	—	654	$62,562
	2/4/20	1/28/20	$—	$—	$—	—	—	—	1,568	$149,995
(1)Represents potential payouts under our annual cash incentive plan for each named executive officer. For a more detailed discussion of the annual cash incentive plan and the actual awards paid under this plan, see the section of this proxy statement entitled, “Compensation Discussion & Analysis—Review of 2020 Compensation—Annual Cash Incentive Opportunity” and the “Summary Compensation Table” above.
(2)Represents performance share unit awards. For a more detailed discussion of the Company’s performance share unit award program, see the section of this proxy statement entitled, “Compensation Discussion & Analysis—Review of 2020 Compensation—Annual Equity Awards Program” and the "Summary Compensation Table" above.
(3)Represents grants of restricted stock. For a more detailed discussion of the Company's restricted stock awards, see the section of this proxy statement entitled, “Compensation Discussion & Analysis—Review of 2020 Compensation—Annual Equity Awards Program” and the “Summary Compensation Table” above.
(4)Pursuant to the terms of his employment letter agreement, Mr. Guido’s annual non-equity incentive award was prorated for the portion of the year he was employed by the Company.
(5)In relation to his appointment to SVP of Operations, Mr. Clara's annual non-equity incentive award was prorated for the portion of the year he served in the position.

Outstanding Equity Awards at 2020 Fiscal Year-End

Name	Stock Awards(1)
	Grant Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)
David W. Hult	2/5/16	8,573	(4)	$1,249,429	—		$—
	2/7/18	16,393	(5)	$2,389,116	—		$—
	2/7/19	30,477	(6)	$4,441,718	—		$—
	2/4/20	11,500	(7)	$1,676,010	25,872	(8)	$3,770,585
Patrick J. Guido	5/11/20	8,985	(7)	$1,309,474	—		$—
Daniel Clara	2/8/17	2,095	(9)	$305,325	—		$—
	2/7/18	1,157	(5)	$168,621	—		$—
	2/7/19	21,926	(6)	$1,738,095	—		$—
	2/4/20	2,091	(7)	$304,742	4,704	(8)	$685,561
George A. Villasana	2/5/16	2,144	(4)	$312,467	—		$—
	2/7/18	3,130	(5)	$456,166	—		$—
	2/7/19	6,373	(6)	$928,801	—		$—
	2/4/20	5,018	(7)	$731,323	5,409	(8)	$788,308
Jed Milstein	2/7/18	1,908	(5)	$278,072	—		$—
	2/7/18	2,190	(10)	$319,171	—		$—
	2/7/19	4,434	(6)	$646,211	—		$—
	2/4/20	4,286	(7)	$624,642	3,762	(8)	$548,274
William F. Stax	2/8/17	1,257	(9)	$183,195	—		$—
	2/7/18	579	(5)	$84,384	—		$—
	2/7/19	1,085	(6)	$158,128	—		$—
	2/4/20	2,222	(7)	$323,834	980	(8)	$142,752
(1)All information in the “Stock Awards” portion of the table relates to awards of shares of restricted stock and performance share unit awards.
(2)Based on a stock price of $145.74, the closing price of our common stock on December 31, 2020, the last business day of fiscal 2020.
(3)Represents the aggregate payout value of performance shares underlying each award of performance share units that has not yet been earned as of fiscal year-end, calculated by multiplying the maximum number of performance share units by $145.74, the closing price of our common stock on December 31, 2020, the last business day of fiscal 2020.
(4)This unvested portion of the earned performance share units vests on the fifth anniversary of the grant date.
(5)This unvested portion of the restricted shares and earned performance share units vests on the third anniversary of the grant date.
(6)This unvested portion of the restricted shares and earned performance share units vests in substantially equal installments on each of the second and third anniversaries of the grant date.
(7)These restricted stock awards vest in substantially equal installments on each of the first three anniversaries of the grant date.
(8)These performance share units can be earned based on performance achievement during the 2020 performance period, as further described in the “Compensation Discussion and Analysis.” One-third of the earned award vests on the later of the first anniversary of the grant date and the date on which the Committee determines performance achievement for the award. The remaining portion of the earned award vests in substantially equal installments on each of the second and third anniversaries of the date of grant. The amount in this column assumes payout at the maximum level of performance.
(9)This unvested portion of the restricted stock award vests as follows on each of the fourth and fifth anniversaries of the grant date, respectively: 25% and 30%.
(10)This restricted stock grant vests in substantially equal installments on each of the first five anniversaries of the grant date.

2020 Option Exercises and Stock Vested

Name	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
David W. Hult	46,118	$4,292,493
Patrick J. Guido	—	$—
Daniel Clara	6,099	$566,733
George A. Villasana	11,122	$1,037,004
Jed Milstein	6,348	$590,702
William F. Stax	2,041	$189,660
(1)The value realized on the vesting of shares of restricted stock or performance share units represents the number of shares acquired multiplied by the closing price of our common stock, as reported on the NYSE, on the vesting date of the restricted stock or the payout date of the performance share units, as applicable.
2020 Nonqualified Deferred Compensation(1)

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY(2)	Aggregate Withdrawals/Distributions	Aggregate Balance at Last FYE
David W. Hult	$—	$—	$—	$—	$—
Patrick J. Guido	$—	$—	$—	$—	$—
Daniel Clara	$—	$—	$25,040	$—	$98,616
George A. Villasana	$—	$—	$—	$—	$—
Jed Milstein	$—	$—	$116,917	$—	$335,789
William F. Stax	$—	$—	$—	$—	$—
(1)This table sets forth certain information with respect to the DCP for our named executive officers during the fiscal year ended December 31, 2020. In July 2019, the Board, upon the recommendation of the Committee, terminated the DCP effective December 31, 2019. For additional information about the DCP, see the section of this proxy statement entitled "Deferred Compensation Plan".
(2)None of these amounts were reported as compensation to the respective named executive officer in the Summary Compensation Table.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Employment Agreement with David W. Hult
We have entered into an employment agreement with David W. Hult, which agreement was amended on August 21, 2017 in connection with the announcement that, effective January 1, 2018, Mr. Hult would begin to serve as our President & Chief Executive Officer and further amended on June 5, 2020 to extend Mr. Hult's term of employment and increase the amount of severance payable to Mr. Hult under certain circumstances (such agreement, as amended, the “Hult Agreement”). The Hult Agreement was originally scheduled to expire on November 3, 2018, but provides for automatic extensions for successive one-year periods, unless either party provides notice of termination to the other. On June 5, 2020, the Company and Mr. Hult entered into an amendment extending his term until December 31, 2023, subject to automatic one-year extensions unless either party terminates the agreement 180 days (or 90 days for a termination by Mr. Hult for “good reason”) prior to the end of the extension term. Upon any termination, Mr. Hult will cease to be an officer and director of the Company and any of its affiliates.
Under the Hult Agreement, Mr. Hult’s base salary beginning January 1, 2018 is set at $1.0 million per year, subject to periodic review and increase, and he is entitled to receive an annual bonus (which includes a non-equity incentive compensation award opportunity) based on a target of 125% of his then-current base salary. Mr. Hult is also eligible to receive annual equity or other long-term incentive awards granted under the Company’s long-term equity incentive plans and is entitled to a monthly automobile allowance and the use of a Company owned demonstrator vehicle.
Under the terms of the Hult Agreement, if (i) the Company elects not to extend the Hult Agreement and, at its expiration, Mr. Hult will not have attained age 65, or (ii) the Company terminates the Agreement without “cause” or (iii) Mr. Hult terminates the Hult Agreement for “good reason” when no “change in control” has occurred (any of the foregoing, a “Hult Non-Change in Control Qualifying Termination”), Mr. Hult will be entitled to the following:
–200% of his base salary, plus 100% of his target annual bonus (which includes any non-equity incentive plan compensation);

–a pro-rated bonus (which includes any non-equity incentive plan compensation) based on actual performance for the year of termination;
–continued participation for 12 months in all health and welfare plans of the Company in effect immediately prior to the termination of employment; and
–accelerated vesting of all unvested equity and other long-term incentive awards that would have vested in the 364 days following the termination of the Hult Agreement.
Also under the terms of the Hult Agreement, if Mr. Hult is terminated without cause or resigns for good reason within two years following a change in control (a “Hult Change in Control Qualifying Termination” and, together with a Hult Non-Change in Control Qualifying Termination, as the case may be, a “Hult Qualifying Termination”), Mr. Hult will be entitled to the following:
–200% of his base salary, plus 200% of his target annual bonus (which includes any non-equity incentive plan compensation);
–a pro-rated bonus (which includes any non-equity incentive plan compensation) based on target performance for the year of termination;
–continued participation for 24 months in all health and welfare plans of the Company in effect immediately prior to the termination of employment; and
–vesting of all unvested equity and other long-term incentive awards, effective on the date of the change in control.
The foregoing severance payments are conditioned upon Mr. Hult executing a general release in favor of the Company. The Hult Agreement also contains certain confidentiality, non-compete and non-solicit obligations. In the event of a breach of these obligations, the Company may stop paying any amounts due, as described above, and demand repayment of 50% of the severance amounts paid prior to the breach of such obligations.
The Hult Agreement also provides that, if Mr. Hult retires after reaching age 65, then upon such retirement, all of his equity and long-term incentive awards not vested as of his effective retirement date will continue to vest without regard to such retirement.
Severance Agreements with Patrick J. Guido, Jed Milstein, William F. Stax and George A. Villasana
The Company is party to a severance agreement (each, a “Severance Agreement”) with each of Patrick J. Guido, Jed Milstein, William F. Stax and George A. Villasana. The Severance Agreements provide for one year of base salary, one year of benefits continuation, and a pro-rated bonus (which includes any payment under a non-equity incentive compensation plan) in the amount that the affected executive would have received had he not been terminated during such year (collectively, the “Severance Payment”) if (i) the affected executive is terminated by the Company without “cause,” or (ii) with respect to (x) Mr. Stax if Mr. Stax terminates his employment with the Company due to the occurrence of certain events (described below) specified in his Severance Agreement within two years following a change in control or (y) Messrs. Guido, Milstein and Villasana if the affected executive terminates his employment for any of the following reasons: (a) mandatory relocation of the affected executive's current principal place of business to a location more than 50 miles away; (b) any material diminution in the affected executive's base salary; and (c) any material diminution in the affected executive's authority, duties or responsibilities.
The Severance Agreements require the affected executive to execute a general release in favor of the Company as a condition to receiving any Severance Payments. The Severance Agreements also contain certain confidentiality, non-compete and non-solicit obligations and provides that, if such obligations are breached by the affected executive, the Company has the right to stop making any otherwise required Severance Payments. Additionally, the Severance Agreements provide that the affected executive will not receive any Severance Payment in the event of termination due to death, disability, retirement, voluntary resignation or termination by the Company for cause.
Equity Incentive Plan Payout Provisions
In addition to the payments required to be made in connection with certain qualifying separations from service described above, the Company's 2012 Plan provides that awards made thereunder, subject to the terms of any individual employment or severance agreements, will be accelerated in connection with a change in control transaction only if: (i) the acquiror does not replace or substitute an equivalent award, or (ii) a participant holding replacement awards is involuntarily terminated within two years following a Change of Control (as defined in the Company’s 2012 Plan). Under the 2019 Plan, equity awards are generally subject to double trigger vesting, unless otherwise determined by the Committee.

Certain Defined Terms
Cause
Under the Hult Agreement, “cause” generally means any of the following: (i) the executive’s willful misconduct, failure to follow a lawful directive of the Board, gross negligence or blatant violation of Company policy, (ii) the executive’s commission of fraud, misappropriation, dishonesty or embezzlement against the Company or an affiliate, (iii) a conviction of, or entry of a plea of nolo contendere to, a felony or misdemeanor (other than traffic violations and similar offenses), or (iv) the executive’s commission of a material breach of the applicable employment agreement.
Under the Severance Agreements with Messrs. Guido, Milstein, Villasana and Stax, “cause” generally means any of the following: (i) the executive’s gross negligence or serious misconduct (including criminal, fraudulent and dishonest conduct) that is or may be injurious to the Company, (ii) the executive’s conviction of, or entry of a plea of nolo contendere to, a felony or other crime that involves moral turpitude, (iii) the executive’s breach of the confidentiality, non-compete and non-solicit obligations contained in the Severance Agreement, (iv) the executive’s willful and continued failure to perform his duties on behalf of the Company, or (v) the executive’s material breach of certain Company policies.
Good Reason
Under the Hult Agreement, “good reason” is defined as the occurrence of any of the following without the executive’s consent, but only after notice of, and an opportunity to cure, such event: (i) the nature or scope of the executive’s duties or responsibilities are materially diminished, (ii) the Company changes the location of the executive’s employment to a place more than 50 miles from its present location, (iii) the Company’s material breach of the applicable employment agreement, or (iv) a change in the executive’s salary below the base amount specified in the applicable employment agreement.
Change in Control
A “change in control” generally means the occurrence of any of the following events:
–any person becomes the beneficial owner of 35% or more of the Company’s securities entitled to vote in the election of directors, provided, in the case of the 2012 Plan, the 2019 Plan, the Hult Agreement and the Severance Agreement with Mr. Stax that such an acquisition will not be considered a change in control if it is made by (i) the Company or any subsidiary, (ii) an employee benefit plan sponsored or maintained by the Company or any subsidiary, or (iii) a person that reports such acquisition on Schedule 13G under the Exchange Act, so long as such person does not later become required to report on Schedule 13D while beneficially owning 35% or more of the Company’s securities entitled to vote in the election of directors;
–in the case of the 2012 Plan, the 2019 Plan and the Hult Agreement, the Company’s completion of a merger, consolidation or other business combination transaction in which the Company’s securities outstanding immediately prior to such transaction represent less than 50% of the combined voting power of the Company or other surviving entity after such transaction, except where the transaction agreement provides that members of the Company’s Board serving at the time of the first public announcement of the transaction will constitute at least a majority of the directors of the resulting entity;
–individuals who, as of the date specified in the applicable agreement or plan, constitute the Board cease to constitute at least a majority of the Board, provided, in the case of the Company’s 2012 Plan, the 2019 Plan, the Hult Agreement and the Severance Agreement with Mr. Stax, that any individual whose election or nomination for election by the Company’s stockholders was approved by at least 2/3 of the directors then comprising the incumbent Board will be considered to be incumbent members of the Board, but excluding any individual who first assumes office as a director of the Company as a result of an actual or threatened election contest; or
–approval by the Company’s stockholders of the liquidation or dissolution of the Company.
Potential Payments Upon Separation from Service or Change in Control
The following tables detail the amounts that would have been payable to each of our named executive officers had each such officer been separated from service with the Company as of the last business day of fiscal 2020: (i) involuntarily and without cause or for good reason (a "Qualifying Termination") and without a Change in Control of the Company; (ii) pursuant to a Qualifying Termination and a Change in Control of the Company; and (iii) as the result of death or disability, in each case after taking into account the following assumptions as applicable:
–no payment value was ascribed to any presently vested and exercisable equity incentive awards, as such awards would not be impacted by a separation from service or change in control;
–all equity incentive awards that would accelerate in connection with a separation from service, change in control, or upon death or disability pursuant to the terms of applicable agreements were accelerated and cash valued as of December 31, 2020 by multiplying the number of vesting shares by the closing price per share of our common stock on the NYSE on December 31, 2020 ($145.74);
–each of the named executive officers continued to be entitled to participate in the Company’s health and dental insurance plans (no such officer obtained other employment which provided at least equal benefits), and the cost thereof was cash valued at the cost to the Company;
–all parties complied with any required release and notice provisions in the applicable agreement;
–all amounts due to the named executive officers were paid immediately;
–each of the named executive officers continued to comply with any restrictive or other covenant applicable to him that may have otherwise resulted in the repayment or withholding of severance amounts due; and
– all outstanding equity incentive awards were vested on an accelerated basis upon death or disability and cash valued as of December 31, 2020 by multiplying the number of vesting shares by the closing price per share of our common stock on the NYSE on December 31, 2020 ($145.74).
Qualifying Termination Assuming No Change in Control

Named Executive Officer	Base Salary Continuation(1)	Bonus(1)	Benefits Continuation	Performance Share Units/ Restricted Stock/ Restricted Stock Unit Acceleration	Total
David W. Hult	$2,200,000	$4,125,000	$2,539	$7,336,989	$13,664,528
Patrick J. Guido	$625,000	$625,000	$2,102	$—	$1,252,102
Daniel Clara	$—	$—	$—	$—	$—
George A. Villasana	$595,000	$892,500	$1,603	$—	$1,489,103
Jed Milstein	$525,000	$787,500	$4,811	$—	$1,317,311
William F. Stax	$—	$—	$—	$—	$—
(1)Based upon the annual base salary in effect at December 31, 2020 and actual non-equity incentive plan compensation payable for 2020, which are described above in the "Compensation Discussion & Analysis" section of this proxy statement.
Qualifying Termination Assuming Change in Control

Named Executive Officer	Base Salary Continuation(1)	Bonus(1)	Benefits Continuation	Performance Share Units/ Restricted Stock/ Restricted Stock Unit Acceleration	Total
David W. Hult	$2,200,000	$5,500,000	$5,077	$12,351,174	$20,056,251
Patrick J. Guido	$625,000	$625,000	$2,102	$1,309,474	$2,561,576
Daniel Clara	$—	$—	$—	$2,973,825	$2,973,825
George A. Villasana	$595,000	$892,500	$1,603	$2,954,296	$4,443,399
Jed Milstein	$525,000	$787,500	$4,811	$2,233,611	$3,550,922
William F. Stax	$247,860	$86,751	$4,811	$844,709	$1,184,131
(1)Based upon the actual annual base salary in effect on December 31, 2020 and actual non-equity incentive plan compensation payable for 2020, which are described above in the "Compensation Discussion & Analysis" section of this proxy statement.
Separation from Service Upon Death or Disability

Named Executive Officer	Base Salary Continuation	Bonus	Benefits Continuation	Performance Share Units/ Restricted Stock/ Restricted Stock Units Acceleration	Total
David W. Hult	$—	$—	$—	$4,082,323	$4,082,323
Patrick J. Guido	$—	$—	$—	$1,309,474	$1,309,474
Daniel Clara	$—	$—	$—	$2,155,786	$2,155,786
George A. Villasana	$—	$—	$—	$1,203,375	$1,203,375
Jed Milstein	$—	$—	$—	$1,259,339	$1,259,339
William F. Stax	$—	$—	$—	$612,837	$612,837

CEO PAY RATIO
For the 2020 fiscal year, the Pay Ratio (the "Pay Ratio") of the annual total compensation of Mr. Hult, our President & Chief Executive Officer during 2020 (“CEO Compensation”), to the median of the annual total compensation of all of our employees other than our Chief Executive Officer (“Median Annual Compensation”) was 111 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized below. In this summary, we refer to the employee who received such Median Annual Compensation as the “Median Employee.” We did not use the same Median Employee in our calculation of the Pay Ratio for the 2020 fiscal year as we did in our calculation of the Pay Ratio for the 2019 fiscal year because we determined it was appropriate to identify a new Median Employee due to our highly variable pay practices. The date used to identify the Median Employee for the 2020 fiscal year was December 31, 2020 (the “Determination Date”).
CEO Compensation for purposes of this disclosure was $6,454,000, which represents the total compensation reported for Mr. Hult under "Summary Compensation Table” for the 2020 fiscal year. For purposes of this disclosure, Median Annual Compensation was $58,097, which represents the total of our Median Employee's applicable elements of compensation for the 2020 fiscal year. as determined in accordance with Item 402(c)(2)(x) of Regulation S-K.
To identify the Median Employee for the 2020 fiscal year, we first determined our employee population as of the Determination Date. We had 8,053 employees, representing all full-time, part-time, seasonal and temporary employees of us and our consolidated subsidiaries as of the Determination Date. This number does not include any independent contractors or “leased” workers, as permitted by the applicable SEC rules. We then measured compensation for the period beginning on January 1, 2020 and ending on December 31, 2020 for these employees. This compensation measurement was calculated by totaling, for each employee, gross taxable earnings, including salary, wages, commissions, bonuses, the value of equity awards that vested during the measurement period and other compensation as shown in our payroll and human resources records for 2020. A portion of our employee workforce (full-time and part-time) worked for less than the full fiscal year due to commencing employment after the beginning of the fiscal year. In determining the Median Employee, we annualized the compensation for such individuals.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The securities outstanding under our equity compensation plans and the number of securities remaining available for issuance under our equity compensation plans, as of December 31, 2020, were as follows:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	194,486(1)	(2)	1,476,182(3)
Equity compensation plans not approved by security holders	—	—	—
Total	194,486	(2)	1,476,182
(1)The number reported in this table assumes, with respect to each performance-based equity award which is unearned, that we attain the maximum performance goals associated with such award (which may overstate potential dilution associated with the awards).
(2)Performance-based equity awards granted under our equity compensation plans have no exercise price.
(3)We only have the ability to make grants of additional securities under our 2019 Plan.

PROPOSAL 2 - ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION
Pursuant to Section 14A of the Exchange Act, our stockholders have the right to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers. The advisory stockholder vote is commonly referred to as the “say-on-pay” vote. At the 2020 Annual Meeting of Stockholders, approximately 97.3% of the shares voted on this proposal were voted in favor of the Company’s named executive officer compensation. We currently hold this vote annually, so our Board is again submitting a non-binding stockholder vote on our named executive officer compensation.
As described in the “Compensation Discussion & Analysis” section of this proxy statement, our compensation program is designed to appropriately reward our executive officers for their individual and collective performance and for our collective performance in achieving specified financial and other appropriate performance objectives. Please read the “Compensation Discussion & Analysis” section of this proxy statement for additional details about our executive compensation philosophy and programs, including information about the fiscal year 2020 compensation of our named executive officers as set out in the tables and accompanying narrative.
This proposal gives you, as a stockholder, the opportunity to express your views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking stockholders to approve the following resolution:
"RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the ‘Compensation Discussion & Analysis,’ compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED.”
Because your vote is advisory, it will not be binding on our Board and may not be construed as overruling any decision by the Board, nor will it create or imply any additional fiduciary duty of the Board. However, the Board will review the voting results and may, in its sole discretion, take into account the outcome of the vote when considering future executive compensation arrangements.
Our Board and our Compensation & Human Resources Committee believe that our commitment to responsible compensation practices justifies a vote by stockholders for the resolution approving the compensation of our named executive officers as disclosed in this proxy statement.

The Board recommends you vote FOR the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission.

AUDIT COMMITTEE REPORT
The primary purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee: (i) management’s conduct of the Company’s financial reporting process (including the development and maintenance of systems of internal accounting and financial controls); (ii) the integrity of the Company’s financial statements; (iii) the Company’s compliance with certain legal and regulatory requirements; (iv) the qualifications, independence and performance of the Company’s outside auditors; and (v) the performance of the Company’s internal audit functions. The Committee also is directly responsible for the appointment, retention, compensation, termination and oversight of the Company's outside auditors. The charter of the Audit Committee is available on the Company’s website at www.asburyauto.com/company/investor-relations/ under “Corporate Governance."
The Audit Committee comprises Maureen F. Morrison (Chair), Joel Alsfine, Thomas C. DeLoach, Jr., William D. Fay and Thomas J. Reddin. The Board has determined that each member of the Audit Committee meets the requisite independence and other qualification requirements for Audit Committee membership under SEC rules, the listing standards of the NYSE, the Audit Committee charter and the independence standards set forth in the Company’s Corporate Governance Guidelines. The Board has also determined that each of Maureen F. Morrison, Joel Alsfine, Thomas C. DeLoach, Jr. and Thomas J. Reddin is an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K under the Exchange Act.
In fulfilling its oversight role, the Audit Committee reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2020 with the Company’s management and Ernst & Young LLP, the Company's independent registered public accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee also discussed with Ernst & Young LLP matters deemed significant by Ernst & Young LLP, including those matters required to be discussed pursuant to Auditing Standard No. 1301, “Communications with Audit Committees,” adopted by the Public Company Accounting Oversight Board and the SEC.
In addition, the Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP pursuant to the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence and discussed with Ernst & Young LLP matters relating to its independence, and considered whether their provision of certain non-audit services is compatible with maintaining their independence. In the letter, Ernst & Young confirmed its independence, and the Audit Committee determined that Ernst & Young’s provision of non-audit services to the Company is compatible with maintaining their independence.
Based on the Audit Committee’s review with management and Ernst & Young LLP of the Company’s audited financial statements and Ernst & Young LLP’s report on such financial statements, and based on the discussions and written disclosures described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.
Members of the Audit Committee:
Maureen F. Morrison (Chair)
Joel Alsfine
Thomas C. DeLoach, Jr.
William D. Fay
Thomas J. Reddin

PROPOSAL 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021. If the stockholders fail to ratify this appointment, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Representatives from Ernst & Young LLP are expected to be present at the 2021 Annual Meeting and, if present, will have the opportunity to make a statement if they desire to and to answer appropriate questions.
Independent Registered Public Accounting Firm Fees
The following table summarizes the aggregate fees billed to us by Ernst & Young LLP for fiscal years 2020 and 2019.

	2020	2019
Audit Fees	$2,907,000	$2,393,000
Audit-Related Fees	$565,000	$—
Tax Fees	$85,000	$93,000
All Other Fees	$—	$450,000
Total	$3,557,000	$2,936,000
Audit fees are composed of fees for professional services rendered by Ernst & Young LLP for the calendar years ended December 31, 2020 and 2019, for the audits of our annual financial statements and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for the calendar years ended 2020 and 2019, respectively. The audit fees also include fees associated with the audit of the effectiveness of our internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act. Audit fees for 2020 also include fees related to the Park Place acquisition and other acquisition and divestiture activity. Audit fees for 2019 include fees related to acquisitions and other various transactions as well as fees in connection with the Company's adoption of ASU 2016-02, Leases.
Audit-related fees for 2020 include fees incurred in connection with the Company's debt offerings and S-4 filing.
Tax fees for 2020 and 2019 relate to tax compliance services.
All other fees for the year ended December 31, 2019 consists of due diligence fees related to a potential acquisition.
Included in the 2020 audit fees was approximately $588,000 that had not been billed to us as of December 31, 2020. Included in the 2019 audit fees was approximately $326,000 that had not been billed to us as of December 31, 2019.
Audit Committee’s Pre-Approval Policies and Procedures
The Audit Committee has policies and procedures that require the pre-approval by the Audit Committee of all fees paid to, and all services performed by, our independent registered public accounting firm. Each year the Audit Committee approves the proposed services, including the nature, type and scope of services to be performed by our independent registered public accounting firm during the calendar year, and the related fees. Audit Committee pre-approval is also required for those engagements that may arise during the course of the year which are outside the scope of the initial services and fees pre-approved by the Audit Committee. The Audit Committee has delegated to the Audit Committee chair the ability to approve non-audit work of our independent registered public accounting firm.
Pursuant to the requirements of the Sarbanes-Oxley Act, the fees and services provided as noted in the table above were authorized and approved by the Audit Committee in compliance with the pre-approval policies and procedures described herein.

The Board recommends you vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021.

OTHER MATTERS
Management is not aware of any other matters to be brought before the 2021 Annual Meeting, but if other matters come before the meeting, the proxy holders intend to take such action as in their judgment is in the best interest of the Company and its stockholders.
Stockholder Proposals for the 2021 Annual Meeting
This proxy statement relates to the Company’s 2021 Annual Meeting, which will take place on April 20, 2021. The Company currently expects that its 2022 Annual Meeting of Stockholders will be held in April 2022. In order to be eligible for inclusion in the Company’s proxy materials for the 2022 Annual Meeting of Stockholders, any stockholder proposal must be submitted in writing to the Company’s Corporate Secretary and received at the Company’s executive offices at 2905 Premiere Parkway NW, Suite 300, Duluth, GA 30097 by the close of business on November 12, 2021, or such later date as the Company may determine and announce in connection with the actual scheduling of the 2022 Annual Meeting of Stockholders. To be considered for presentation at the 2022 Annual Meeting of Stockholders, although not included in the Company’s proxy statement, any stockholder proposal, including nominations of directors, must be received at the Company’s executive offices at the foregoing address not earlier than December 21, 2021, but on or before the close of business on January 20, 2022, or such later date as the Company may determine and announce in connection with the actual scheduling of the 2021 Annual Meeting of Stockholders and must comply with the notice procedures set forth in the Company's Bylaws. The procedure for nominating directors is described above under “Governance of the Company—Nomination of Directors.”
All stockholder proposals for inclusion in the Company’s proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act and, as with any stockholder proposal (regardless of whether it is included in the Company’s proxy materials), including nominations of directors, the Company’s Restated Certificate of Incorporation, the Company’s Bylaws and Delaware law.
Delivery of Proxy Materials to Households
Under the rules of the SEC, the Company is permitted to use a method of delivery, often referred to as “householding.” Householding permits the Company to mail a single set of proxy materials to any household in which two or more different stockholders reside and are members of the same household or in which one stockholder has multiple accounts. The Company did not household materials for the 2021 Annual Meeting. If the Company households materials for future meetings, then only one copy of the Company’s annual report and proxy statement will be sent to multiple stockholders of the Company who share the same address and last name, unless the Company has received contrary instructions from one or more of those stockholders. In addition, the Company has been notified that certain intermediaries (i.e., banks, brokers or other nominees) will household proxy materials for the 2021 Annual Meeting. For voting purposes, a separate proxy card will be included for each account at the shared address. The Company will deliver promptly, upon oral or written request, a separate copy of the annual report and proxy statement to any stockholder at the same address. If you wish to receive a separate copy of the annual report and proxy statement, you may contact the Company’s Investor Relations Department (i) by mail at 2905 Premiere Parkway NW, Suite 300, Duluth, GA 30097, (ii) by telephone at 770-418-8212, or (iii) by e-mail at ir@asburyauto.com. You may also contact your bank, broker or other nominee to make a similar request. Stockholders sharing an address who now receive multiple copies of the Company’s annual report and proxy statement may request delivery of a single copy by contacting the Company as indicated above, or by contacting their bank, broker or other nominee, provided the broker, bank or other nominee has elected to household proxy materials.
Additional Information
The Company files annual, quarterly and current reports, proxy materials and other information with the SEC. You may inspect the Company’s filings at the regional offices of the SEC or over the Internet at the SEC’s website at www.SEC.gov. Additional information can also be found on the Company’s website at www.AsburyAuto.com. Information contained on any website referenced in this proxy statement is not incorporated by reference in this proxy statement.
If you would like to receive a copy of any exhibits listed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, please contact Investor Relations, Asbury Automotive Group, Inc. (i) by mail at 2905 Premiere Parkway NW, Suite 300, Duluth, GA 30097, (i) by telephone at 770-418-8212, or (iii) by email at ir@asburyauto.com and the exhibits will be provided to you upon the payment of a nominal fee (which fee will be limited to the expenses the Company incurs in providing you with the requested exhibits).

APPENDIX A
Non-GAAP Financial Measures and Reconciliation
The Proxy Statement contains non-GAAP financial measures within the meaning of Regulation G promulgated by the U.S. Securities and Exchange Commission and includes a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.
We use certain non-GAAP financial measures that are included in this proxy statement (a) to explain our results to stockholders and the investment community and (b) in the internal evaluation and management of our business. We believe that these non-GAAP financial measures and the information they provide are useful to investors because these measures (a) permit investors to view the Company’s performance using the same tools that management uses to evaluate the Company’s past performance, and (b) determine certain elements of management incentive compensation. These measures include adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), "Adjusted operating margin," and "Adjusted diluted earnings per share ("EPS")." Further, management assesses the organic growth of our revenue and gross profit on a same store basis. We believe that our assessment on a same store basis represents an important indicator of comparative financial performance and provides relevant information to assess our performance at our existing locations. Same store amounts consist of information from dealerships for identical months in each comparative period, commencing with the first month we owned the dealership. Additionally, amounts related to divested dealerships are excluded from each comparative period.
Non-GAAP measures do not have definitions under GAAP and may be defined differently by and not be comparable to similarly titled measures used by other companies. As a result, any non-GAAP financial measures considered and evaluated by management are reviewed in conjunction with a review of the most directly comparable measures calculated in accordance with GAAP. Management cautions investors not to place undue reliance on such non-GAAP measures, but also to consider them with the most directly comparable GAAP measures. In their evaluation of results from time to time, management excludes items that do not arise directly from core operations, or are otherwise of an unusual or non-recurring nature. Because these non-core, unusual or non-recurring charges and gains materially affect Asbury's financial condition or results in the specific period in which they are recognized, management also evaluates, and makes resource allocation and performance evaluation decisions based on, the related non-GAAP measures excluding such items. In addition to using such non-GAAP measures to evaluate results in a specific period, management believes that such measures may provide more complete and consistent comparisons of operational performance on a period-over-period historical basis and a better indication of expected future trends. Management discloses these non-GAAP measures, and the related reconciliations, because it believes investors use these metrics in evaluating longer-term period-over-period performance, and to allow investors to better understand and evaluate the information used by management to assess operating performance.

	For the Twelve Months Ended December 31,
Reconciliation of adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA"):	2020	2019
	(Dollars in millions)

Net Income	$254.4	$184.4

Depreciation and amortization	38.5	36.2
Income tax expense	83.7	59.5
Swap and other interest expense	57.6	54.9
Earnings before interest, taxes, depreciation and amortization ("EBITDA")	$434.2	$335.0

Non-core items - expense (income):
Gain on dealership divestitures	$(62.3)	$(11.7)
Legal settlements	(2.1)	(0.6)
Gain on sale of real estate	(0.3)	(0.3)
Franchise rights impairment	23.0	7.1
Real estate-related charges	0.7	0.6
Park Place related costs	12.9	—
Loss on debt extinguishment	20.7	—
Fixed assets write-off	—	2.4
Total non-core items	(7.4)	(2.5)

Adjusted EBITDA	$426.8	$332.5

	For the Twelve Months Ended December 31,
Reconciliation of Adjusted Operating Margin:	2020	2019
	(Dollars in millions)
Adjusted income from operations:
Income from operations	$370.8	$325.0
Legal settlements	(2.1)	(0.6)
Gain on sale of real estate	(0.3)	(0.3)
Real estate-related charges	0.7	0.6
Park Place related costs	11.6	—
Park Place acquisition costs	1.3	—
Franchise rights impairment	23.0	7.1
Fixed assets write-off	—	2.4
Adjusted income from operations	$405.0	$334.2

Total Revenue	$7,131.8	$7,210.3

Operating Margin	5.2%	4.5%
Adjusted Operating Margin	5.7%	4.6%

	For the Twelve Months Ended December 31,
Reconciliation of adjusted diluted EPS:	2020	2019
	(In millions, except per share data)

Net income	$254.4	$184.4

Non-core items - (income) expense:
Gain on dealership divestitures	(62.3)	(11.7)
Legal settlements	(2.1)	(0.6)
Gain on sale of real estate	(0.3)	(0.3)
Real estate-related charges	0.7	0.6
Park Place related costs	11.6	—
Park Place acquisition costs	1.3	—
Loss on extinguishment of debt	20.7	—
Franchise rights impairment	23.0	7.1
Fixed assets write-off	—	2.4
Income tax effect on non-core items above	1.9	0.6
Total non-core items	(5.5)	(1.9)
Adjusted net income	$248.9	$182.5

Adjusted diluted earnings per share (EPS):
Diluted EPS	$13.18	$9.55

Total non-core items	(0.28)	(0.09)
Adjusted diluted EPS	$12.90	$9.46

Weighted average common shares outstanding - diluted	19.3	19.3

	For the Twelve Months Ended December 31,		Increase (Decrease)	% Change
Same store reconciliation:	2020	2019
	(Dollars in millions)
Parts and service gross profit, as reported	$543.2	$559.3

Acquisitions	(62.0)	—
Divestitures	(10.4)	(37.0)
Parts and service gross profit, same store	$470.8	$522.3	$(51.5)	(10)%

Used vehicle retail revenue, as reported	$1,930.0	$1,941.3

Acquisitions	(196.3)	—
Divestitures	(47.9)	(168.9)
Used vehicle retail revenue, same store	$1,685.8	$1,772.4	$(86.6)	(5)%

ASBURY
AUTOMOTIVE GROUP

ASBURY AUTOMOTIVE GROUP, INC.
ATTN: GEORGE VILLASANA
2905 PREMIERE PARKWAY, SUITE 300
DULUTH, GA 30097

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 19, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ABG2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 19, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D30844-P48660

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ASBURY AUTOMOTIVE GROUP, INC.

The Board of Directors recommends a vote FOR each of the director nominees listed under Proposal 1 and FOR Proposals 2 and 3.

1. Election of Directors:

		For	Withhold
1a.	Thomas J. Reddin	☐	☐
1b.	Joel Alsfine	☐	☐
1c.	Thomas C. DeLoach, Jr.	☐	☐
1d.	William D. Fay	☐	☐
1e.	David W. Hult	☐	☐
1f.	Juanita T. James	☐	☐
1g.	Philip F. Maritz	☐	☐
1h.	Maureen F. Morrison	☐	☐
1i.	Bridget Ryan-Berman	☐	☐

Note: Please sign card exactly as your name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

D30845-P48660

Proxy - ASBURY AUTOMOTIVE GROUP, INC.

www.virtualshareholdermeeting.com/ABG2021

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

The undersigned hereby appoints George A. Villasana and Patrick J. Guido., and each or either of them, with full power of substitution, to act as proxies for the undersigned, and to vote all shares of common stock of Asbury Automotive Group, Inc. ("Asbury"), as marked on the reverse side, which the undersigned is entitled to vote only at the Annual Meeting of Stockholders (the "Annual Meeting"), to be held on Tuesday, April 20, 2021, at 8:00 a.m., Eastern Time, virtually at www.virtualshareholdermeeting.com/ABG2021, and at any and all adjournments or postponements thereof.

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted FOR each of the director nominees listed under Proposal 1 and FOR Proposals 2 and 3.

If any other business is presented at the Annual Meeting, including whether or not to adjourn or postpone the Annual Meeting, this proxy will be voted by those named in this proxy in their best judgment.

PLEASE MARK THIS PROXY AND SIGN AND DATE IT ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be voted on the reverse side.)